UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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ARTISAN PARTNERS ASSET MANAGEMENT INC.
(Name of Registrant as Specified In Its Charter)

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April 18, 2022

Dear Stockholder:
On behalf of the Board of Directors of Artisan Partners Asset Management Inc., we cordially invite you to participate in the 2022 Annual Meeting of Stockholders, which will be held virtually on Thursday, June 2, 2022, at 9:00 a.m. Pacific Time. The matters to be considered by stockholders at the Annual Meeting, as well as instructions for accessing the virtual meeting platform online, are described in detail in the accompanying materials.

Representatives from our Board of Directors and certain of our executive officers, as well as representatives from our independent registered public accounting firm, will be available at the Annual Meeting to respond to appropriate questions from stockholders.

Information about how to access and review our proxy statement and 2021 Annual Report on Form 10-K is included in the Notice of Internet Availability of Proxy Materials that you will receive in the mail. The notice also explains how you may submit your vote.

Whether or not you plan to attend the Annual Meeting, please submit your vote at your earliest convenience. Thank you for your continued support as a stockholder of Artisan Partners.

Sincerely,

Stephanie G. DiMarco Independent Chair of the Board

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Artisan Partners Asset Management Inc.
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders of Artisan Partners Asset Management Inc. will be held virtually on Thursday, June 2, 2022, at 9:00 a.m. Pacific Time, to consider and vote upon:
1.The election of eight directors to serve until the 2023 annual meeting of stockholders
2.An advisory vote to approve the compensation of our named executive officers
3.An advisory vote on the frequency of the named executive officer compensation advisory vote
4.The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022
5.Any other business as may properly come before the Annual Meeting or any adjournments thereof
Stockholders who owned shares of our stock as of the close of business on April 8, 2022, are entitled to attend and vote at the Annual Meeting and any adjournments thereof. Please note that you will be able to attend the meeting only by means of remote communication.
We encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares by Internet or, if you received printed proxy materials, by mailing the completed proxy card. Please refer to the section “How do I vote?” for detailed voting instructions.

By Order of the Board of Directors,

Sarah A. Johnson Corporate Secretary
Milwaukee, Wisconsin
April 18, 2022
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held virtually on Thursday, June 2, 2022, at 9:00 a.m. Pacific Time. Our proxy statement and 2021 Annual Report on Form 10-K are available at www.astproxyportal.com/ast/18158.

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iii

Artisan Partners Asset Management Inc.
875 E. Wisconsin Avenue, Suite 800
Milwaukee, Wisconsin 53202
Proxy Statement
General Information
We are providing you this proxy statement in connection with the solicitation of proxies by our Board of Directors to be voted at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments thereof. The Annual Meeting will be held virtually on Thursday, June 2, 2022, at 9:00 a.m. Pacific Time. Please note that you will be able to attend the meeting only by means of remote communication.
Representatives from our Board of Directors, certain of our executive officers, and representatives from our independent registered public accounting firm will be available at the Annual Meeting to respond to questions from stockholders.
We provide our stockholders with access to proxy materials on the Internet instead of mailing a printed copy of the materials to each stockholder. On or about April 18, 2022, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2021 Annual Report on Form 10-K online. The notice also provides instructions on how to vote online and how to request a printed set of proxy materials.
As used in this proxy statement, “Company” refers to Artisan Partners Asset Management Inc. and, unless the context otherwise requires, its consolidated subsidiaries.
MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

Proposal	Board Recommendation	Vote Required
Election of Directors	FOR each nominee	Plurality of the votes present in person or by proxy
Advisory Vote to Approve Named Executive Officer Compensation	FOR	Majority of the votes present in person or by proxy
Advisory Vote on Frequency of Named Executive Officer Compensation Advisory Vote	Every ONE year	Majority of the votes present in person or by proxy
Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022	FOR	Majority of the votes present in person or by proxy

Questions and Answers About the Proxy Materials and Annual Meeting
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a printed set of materials?
We have decided to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. Information about how to access and review our proxy materials is included in the notice you received in the mail. The notice also explains how you may submit your vote over the Internet. You will not receive printed copies of our proxy materials unless you request them by following the instructions on the notice.
If you own shares of stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may receive more than one notice. To vote all of your shares, please follow the instructions provided on each notice you receive.
What information does the notice contain?
The notice provides information about:
▪the date, time and virtual format of the Annual Meeting;
▪the proposals to be voted on at the Annual Meeting and our Board’s recommendation with regard to each item;
▪the website where our proxy materials can be viewed;
▪instructions on how to request a paper copy of the proxy materials; and
▪instructions on how to vote by Internet, by mail or during the virtual Annual Meeting.
What proposals will be voted on at the Annual Meeting?
There are four proposals to be considered and voted on at the Annual Meeting.
▪The election of eight directors to serve until the 2023 annual meeting of stockholders
▪An advisory vote to approve named executive officer compensation
▪An advisory vote on the frequency of the named executive officer compensation advisory vote
▪The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022
Our Board is not aware of any other matters to come before the Annual Meeting. If any other matter should be properly presented for consideration at the Annual Meeting, the persons named as proxies will vote the shares represented by all valid proxy cards in accordance with their best judgment.
How does the Board recommend I vote?
Our Board recommends that you vote:
▪FOR each of the nominees to the Board;
▪FOR the approval of named executive officer compensation;
▪For an advisory vote on named executive officer compensation frequency of every ONE YEAR; and
▪FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

What shares can be voted at the Annual Meeting?
All holders of our common stock at the close of business on April 8, 2022, are entitled to vote in connection with the Annual Meeting. On that day, we had the following numbers of shares outstanding:

Class A common stock	67,398,678
Class B common stock	3,111,745
Class C common stock	9,126,617
Total shares of common stock	79,637,040
Each share of Class A, Class B and Class C common stock entitles its holder to one vote. The holders of our common stock will vote together as a single class on all matters presented to the stockholders.
Pursuant to our stockholders agreement, a three-member stockholders committee, currently consisting of Eric R. Colson (Director and Chief Executive Officer), Charles J. Daley, Jr. (Executive Vice President, Chief Financial Officer and Treasurer) and Gregory K. Ramirez (Executive Vice President), has an irrevocable proxy to vote all of the shares of Class B common stock and those shares of Class A common stock that we have granted to, and are held by, our employees. Those shares which are subject to the stockholders agreement represented approximately 12.6% of the combined voting power of our common stock as of the record date, though the percentage of shares actually voted by the stockholders committee in connection with the Annual Meeting may be less than 12.6%. For more information on our stockholders agreement and stockholders committee, see “Relationships and Related Party Transactions—Transactions in Connection with our IPO—Stockholders Agreement”.
How do I hold my stock?
Most of our stockholders hold shares as beneficial owner through a broker or other nominee rather than directly in their own name on the records of our transfer agent. There are distinctions between shares held of record and those owned beneficially, which are highlighted below.
▪Stockholder of Record. If you hold stock that is registered directly in your name on the records of our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record.
▪Beneficial Owner. If you hold stock in an account through a broker, bank or similar institution, you are considered a beneficial owner of shares held in street name.
How do I vote?
If you are a stockholder of record, you may vote in one of three ways.
▪By Internet. Go to www.astproxyportal.com/ast/18158 and follow the instructions for Internet voting. You will need the control number located on your notice or proxy card, as applicable. Internet voting is available 24 hours a day. If you choose to vote by Internet, you do not need to return a proxy card. To be valid, your vote by Internet must be received by 11:59 p.m., ET, on June 1, 2022.
▪By Mail. If you request a printed copy of the proxy materials, you will receive a proxy card. You may then vote by signing, dating and mailing the proxy card in the envelope provided. To be valid, your vote by mail must be received by 11:59 p.m., ET, on June 1, 2022.
▪Virtually at the Meeting. You may vote at the Annual Meeting. (See “How can I attend and vote my shares at the virtual Annual Meeting?” below.)
If you are the beneficial owner of shares held in street name, you will receive voting instructions from the institution holding your shares. The availability of telephone or Internet voting will depend upon that particular institution’s voting processes. You may also attend and vote at the Annual Meeting if you register in advance. See “How can I attend and vote my shares at the virtual Annual Meeting?” below.
How many votes must be present to transact business at the Annual Meeting?
To conduct business at the Annual Meeting, a majority of the votes entitled to be cast must be present or represented by proxy at the virtual meeting. This is called a quorum. Abstentions will be counted as present and entitled to vote for purposes of establishing a quorum.
If I submit a proxy by Internet or mail, how will my shares be voted?
If you properly submit your proxy by Internet or mail and do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.
If you sign, date and return a proxy card but do not give voting instructions, your shares will be voted:
▪FOR each of the nominees to the Board;
▪FOR the approval of named executive officer compensation;
▪For an advisory vote on named executive officer compensation frequency of every ONE YEAR; and
▪FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
If I am the beneficial owner of shares held in street name and do not provide voting instructions, can my broker still vote my shares?
If you hold shares in street name and do not provide specific voting instructions, your broker may vote your shares with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the other proposals are considered "non-routine" matters, which means that your broker may not vote your shares on these proposals without receiving voting instructions from you.
When your broker submits its proxy on routine matters, but does not vote on other matters, a broker non-vote occurs with respect to those matters not voted upon.
What is the vote required for each proposal?
With respect to the election of directors, a plurality of the votes cast by the holders of the shares present virtually or represented by proxy and entitled to vote on the matter is required for the election of each of the eight nominees. This means that the eight nominees receiving the highest number of votes will be elected regardless of whether the number of votes received by any such nominee constitutes a majority of the number of votes cast. For this proposal, broker non-votes will not be counted as shares entitled to vote and so they will have no effect on the voting results.
All of the other proposals require the affirmative vote of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will be counted as shares entitled to vote on such matter and therefore will have the effect of negative votes with respect to these proposals. With respect to the advisory vote on named executive officer compensation and the advisory vote on frequency of future named executive officer compensation advisory votes, broker non-votes will not be counted as shares entitled to vote with respect to each proposal and therefore will have no effect on the voting results.

How can I attend and vote my shares at the virtual Annual Meeting?
If you are a stockholder of record on April 8, 2022, you can attend as well as vote at the virtual Annual Meeting by visiting https://web.lumiagm.com/223044778 and entering the meeting password and the control number listed on your Notice Regarding the Availability of Proxy Materials.
If you are the beneficial owner of shares held in street name and would like to attend and vote at the virtual Annual Meeting, you must register in advance. To register, you must obtain a legal proxy from the institution holding your shares. You must then submit a request for registration to American Stock Transfer & Trust Company by: (1) email to proxy@astfinancial.com; (2) facsimile to 718.765.8730, or (3) mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and received by American Stock Transfer & Trust Company no later than 5:00 p.m. ET on May 26, 2022. Please contact your broker for more information.
How can I change my vote or revoke a proxy?
If you are a stockholder of record you may change your vote or revoke a proxy at any time prior to the Annual Meeting by submitting a written notice of revocation or a proxy bearing a later date to the attention of the Company’s Corporate Secretary at 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202, no later than the deadline specified on the notice or proxy card, or by voting at the virtual Annual Meeting.
If you are the beneficial owner of shares held in street name you may change your vote or revoke a proxy in accordance with the instructions provided by the institution through which you hold your shares.
Will I be able to ask questions during the virtual Annual Meeting?
Stockholders will be able to transmit questions through the virtual meeting website. The Company may answer appropriate questions during the meeting or by following up with a stockholder if the stockholder provides contact information when transmitting the question through the virtual meeting website.
How can I obtain technical support during the virtual Annual Meeting?
Help and technical support will be available on the day of the meeting at https://go.lumiglobal.com/faq.
Where and when will the voting results be available?
We will file the official voting results on a Form 8-K within four business days following the Annual Meeting. If the final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K when they become available.
Who pays for the expenses of this proxy solicitation?
We will pay all expenses incurred in connection with the solicitation of proxies.
Proposal 1: Election of Directors
Under our amended and restated bylaws, our Board sets the number of directors who may serve on the Board. The size of our Board is currently set at eight directors. On the recommendation of the Governance and Sustainability Committee, each of our eight current directors is nominated for re-election for a one-year term expiring at our 2023 annual meeting of stockholders. Each director will hold office until his or her successor is duly elected and qualified or until the director’s earlier resignation or removal.

Proxies cannot be voted for a greater number of individuals than the eight nominees named in this proxy statement. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed or, if no direction is made, for the election of the Board’s eight nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for a nominee designated by the Board to fill the vacancy. The Board may also determine to leave the vacancy temporarily unfilled or reduce the size of the Board in accordance with our amended and restated bylaws.
Under the terms of our stockholders agreement, our stockholders committee is required to vote the shares subject to the agreement for the election of each of Mr. Barger and Mr. Colson. Under the agreement, we are required to use our best efforts to elect Mr. Barger and Mr. Colson, which efforts must include soliciting proxies for, and recommending that our stockholders vote in favor of, the election of each.
RECOMMENDATION OF THE BOARD
The Board recommends that you vote FOR the election of each of the nominees.
DIRECTOR NOMINEES

Independence
▪The Board is led by an Independent Chair
▪Seven of the eight members of the Board are independent under the NYSE listing standards
▪All directors serving on the Audit, Compensation and Governance and Sustainability Committees are independent
▪Independent directors meet regularly without management present
Diversity ▪Of our independent directors: ▪43% are women ▪14% are ethnically diverse ▪14% identify as members of the LGBTQ+ community ▪50% of the Board's leadership positions are held by women
Tenure
▪Appropriate mix of short- and long-tenured directors
▪Three independent directors have served on the Board or in an advisory role since our founding
▪Two independent directors have been on the Board since our 2013 IPO
▪Two independent directors have joined in the last three years

Qualifications, Skills and Expertise of Our Board
88% Executive Leadership	88% International Business	75% Risk Management & Compliance
88% Investment Management Industry	63% Human Capital Management	63% Information Technology Matters
88% Financial Management & Reporting	75% ESG/Sustainability Matters	50% Government & Regulatory Matters
1 Leadership roles include the independent Chair of the Board and the chair of each standing Board committee.

The names of our directors and their ages, positions and biographies are set forth below.

Name	Age	Position with the Company
Jennifer A. Barbetta	49	Independent Director
Matthew R. Barger	64	Independent Director
Eric R. Colson	53	Director and Chief Executive Officer
Tench Coxe	64	Independent Director
Stephanie G. DiMarco	64	Independent Chair of the Board
Jeffrey A. Joerres	62	Independent Director
Saloni S. Multani	43	Independent Director
Andrew A. Ziegler	64	Independent Director

Ms. Barbetta has served on our Board and on the Governance and Sustainability Committee since October 2020. She also serves on the Compensation Committee. Ms. Barbetta is currently a senior managing director and chief operating officer at Starwood Capital Group. Prior to joining Starwood in 2019, she was a partner and managing director at Goldman Sachs. Ms. Barbetta spent more than 24 years at Goldman Sachs where she served in a variety of leadership roles within Goldman Sachs Asset Management. She currently serves on the Dean’s Advisory Council for the Villanova School of Business and the Emeritus Board of the Point Foundation, and formerly served on the board of directors of Queen’s Gambit Growth Capital.

Through her substantial experience in the investment management industry, Ms. Barbetta brings strong leadership skills as well as deep knowledge of operational and strategic matters to the Board.

Mr. Barger has served on our Board since February 2013. Mr. Barger is chair of the Governance and Sustainability Committee and also serves on the Audit Committee. He is currently the managing member of MRB Capital, LLC, and he has been a senior advisor at Hellman & Friedman LLC (“H&F”) since 2007. Prior to 2007, he served in a number of roles at H&F, including managing general partner and chairman of the investment committee. Mr. Barger was a member of the advisory committee of Artisan Partners Holdings from January 1995 to the completion of our initial public offering in March 2013. Prior to joining H&F, Mr. Barger was an associate in the corporate finance department of Lehman Brothers Kuhn Loeb. He has been a director of Hall Capital Partners LLC since 2007.

Mr. Barger’s expertise in the investment management industry and his broad experience in public and private directorships, finance, corporate strategy and business development provide valuable insight to the Board.

Mr. Colson has been chief executive officer and a director of Artisan Partners Asset Management since March 2011. Mr. Colson served as president of Artisan Partners Asset Management from March 2011 to January 2021 and as chairman of the Board from August 2015 to August 2021. He has been a director of Artisan Partners Funds, Inc. since November 2013. Mr. Colson has served as chief executive officer of Artisan Partners since January 2010. Before serving as Artisan Partners’ chief executive officer, Mr. Colson served as chief operating officer for investment operations from March 2007 through January 2010. Mr. Colson has been a managing director of Artisan Partners since he joined the firm in January 2005.

Mr. Colson’s experience as our chief executive officer makes him well qualified to serve as a director of the Board. Our Board values his substantial experience in the investment management industry and his extensive knowledge of our business.

Mr. Coxe has served on our Board since February 2013 and currently serves on the Compensation Committee and Governance and Sustainability Committee. He was a managing director of Sutter Hill Ventures from 1989 through December 2020 and joined that firm in 1987 following his tenure with Digital Communications Associates in Atlanta. Prior to that, Mr. Coxe worked with Lehman Brothers in New York City, where he was a corporate finance analyst specializing in mergers and acquisitions as well as debt and equity financing. Mr. Coxe was a member of Artisan Partners Holdings’ advisory committee from January 1995 to the completion of our initial public offering in March 2013. He currently serves on the board of directors of Nvidia Corporation and is a former director of Mattersight Corporation and PINC Solutions.

Mr. Coxe’s wide-ranging leadership experience and his experiences with both public and private directorships enable him to provide additional insight to our Board and its committees.

Ms. DiMarco has served on our Board since February 2013 and as Independent Chair of the Board since August 2021. Ms. DiMarco founded Advent Software, Inc. in June 1983 and served Advent in various capacities over time, including as chair of its board of directors (September 2013 to July 2015), chief executive officer (May 2003 to June 2012) and chief financial officer (July 2008 to September 2009). She currently serves on the advisory board of the College of Engineering at the University of California Berkeley and the board of directors of Summer Search, a non-profit organization. She is a member of several private company boards and is an advisor to NYCA, a venture capital firm. She is a former member of the board of trustees of the University of California Berkeley Foundation, a former advisory board member of the Haas School of Business at the University of California Berkeley and a former trustee of the San Francisco Foundation where she chaired the investment committee.

Ms. DiMarco’s extensive experience in technological developments for the investment management industry provides useful insight to our Board and her management experience as a founder, officer and director of Advent provide perspective on the management and operations of a public company.

Mr. Joerres has served on our Board since February 2013. He is currently chair of the Compensation Committee and serves as a member of the Audit Committee. Mr. Joerres was executive chairman and chairman of the board of directors of ManpowerGroup until his retirement in December 2015. From April 1999 until May 2014, he served as chief executive officer of ManpowerGroup. Mr. Joerres currently serves on the boards of directors of ConocoPhillips and Western Union, and is a member of the Committee for Economic Development. He is also past chairman and director of the Federal Reserve Bank of Chicago, a former director of Johnson Controls International plc, and a former trustee of the U.S. Council for International Business.

Our Board values Mr. Joerres’s global operating and leadership experience and his innovative approach to optimizing human capital. In addition, his substantial experience on public company boards enables him to provide guidance to our Board with respect to the management and operations of a public company.

Ms. Multani has served on our Board since August 2021 and is currently chair of the Audit Committee. Ms. Multani is currently a partner at Galvanize Climate Solutions, a climate-focused investment firm based in San Francisco. Prior to that, Ms. Multani served as the Chief Financial Officer of the Joe Biden presidential campaign, a position she held between May and November of 2020. Between December 2016 and April 2020, Ms. Multani focused on investing in companies in the sustainability ecosystem, working with Three Cairns Group, a family office and Congruent Ventures, an early stage venture firm. During 2016, Ms. Multani served as a consultant at Hellman & Friedman LLC, after having also worked there from 2006 to 2012. Between her time at Hellman & Friedman, Ms. Multani was a partner and investment team member at SPO Partners, a specialty long-only investment firm. She began her career in 2000 as an analyst at Blackstone.

Ms. Multani brings substantial experience with investment management operations to the Board, as well as a deep knowledge of sustainability and climate-focused investing. In addition, her extensive financial and accounting experience strengthens our Board through her understanding of accounting principles, financial reporting rules and regulations, and internal controls.

Mr. Ziegler has served on our Board since March 2011. Mr. Ziegler served as chair of the Board from March 2011 to August 2015 and was our executive chairman from March 2011 to March 2014. Mr. Ziegler was a managing director and the chief executive officer of Artisan Partners Holdings from its founding in 1994 through January 2010.

Our Board values Mr. Ziegler’s operating and leadership experience as our founder and past chief executive officer and executive chairman. His extensive knowledge of our business and the investment management industry provide our Board with insight into the Company and valuable continuity of leadership.

We believe that our directors collectively have the skills and experience to oversee and guide our business. Each director has the integrity, business judgment and collegiality that are among the essential characteristics for membership on our Board. Additionally, each director is a committed and engaged member of the Board. Our directors bring highly developed skills and substantial knowledge in, among other areas, finance, business operations, corporate strategy and business development. In addition, members of our Board have had a great diversity of experiences and bring to our Board a wide variety of perspectives that enhance their ability to provide direction to the Company. They have had wide-ranging leadership experience and extensive involvement across a range of industries and in the investment management and financial services industries in particular.
Board Composition and Leadership
DIRECTOR INDEPENDENCE
Our Corporate Governance Guidelines provide that a majority of our directors must satisfy the criteria for independence under the NYSE listing standards and not have any material relationship with the Company.
Our Board has determined that each of Jennifer A. Barbetta, Matthew R. Barger, Tench Coxe, Stephanie G. DiMarco, Jeffrey A. Joerres, Saloni S. Multani and Andrew A. Ziegler are independent in accordance with the NYSE listing standards and our Corporate Governance Guidelines. The Board presently consists of eight directors, seven of whom are independent.
BOARD LEADERSHIP STRUCTURE
In 2021, the Board transitioned to an independent Board Chair and away from its prior structure of combining the Board Chair and Chief Executive Officer roles. Ms. DiMarco currently serves as independent Chair of the Board and Mr. Colson currently serves as Chief Executive Officer and a Director.
The independent Board Chair’s principal responsibilities include: assisting with the development of the agenda for and chairing Board meetings, serving as a key source of communication between the independent directors and the Chief Executive Officer; ensuring the quality, quantity and timeliness of information from executive management to independent directors; and coordinating the agenda for and leading executive sessions and meetings of the independent directors. The Board believes that this leadership structure is the most appropriate structure for the Company at this time because it promotes balance between the Board's independent authority to oversee the business and the Chief Executive Officer and management team who manage the business on a day-to-day basis.
COMMITTEES OF THE BOARD
The Board conducts its business through meetings of the Board and its committees. The Board has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Sustainability Committee. Each committee operates in accordance with a written charter, which is approved by the Board. The charters are available on our website at www.apam.com.

The current members and chairs of the committees are:

Director	Audit Committee	Compensation Committee	Governance and Sustainability Committee
Jennifer A. Barbetta		X	X
Matthew R. Barger	X		Chair
Eric R. Colson
Tench Coxe		X	X
Stephanie G. DiMarco
Jeffrey A. Joerres	X	Chair
Saloni S. Multani	Chair
Andrew A. Ziegler
	100% Independent	100% Independent	100% Independent
Audit Committee
The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. It is comprised solely of directors who meet the independence requirements under the NYSE listing standards and the Exchange Act, and who are “financially literate” under the NYSE rules. The Board has determined that each member of the Audit Committee has “accounting or related financial management expertise” and qualifies as an “audit committee financial expert”. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:
▪the integrity and quality of our financial statements;
▪our compliance with legal and regulatory requirements;
▪the independent auditor’s qualifications, independence and performance; and
▪our internal audit function.
Governance and Sustainability Committee
The Governance and Sustainability Committee is comprised solely of directors who meet the independence requirements under the NYSE listing standards. The responsibilities of the Governance and Sustainability Committee include:
▪making recommendations to the Board regarding the selection of candidates for service on the Board and the suitability of proposed nominees as directors;
▪periodically reviewing the Company’s Corporate Governance Guidelines and recommending changes to the Board, as needed;
▪overseeing the evaluation of the Board and its committees; and
▪overseeing the Company’s approach to sustainability matters, including environmental, social and governance (ESG), and diversity, equity and inclusion (DEI) matters that are significant to the Company.

Compensation Committee
Each member of the Compensation Committee is independent under the NYSE listing standards. Among other things, the Compensation Committee:
▪reviews and approves, or makes recommendations to our Board with respect to, the compensation of our executive officers;
▪oversees and makes recommendations to our Board with respect to incentive compensation plans; and
▪makes recommendations to our Board with respect to director compensation.
BOARD AND COMMITTEE MEETINGS
During 2021, our Board held four meetings, the Audit Committee held eight meetings, the Compensation Committee held six meetings and the Governance and Sustainability Committee held four meetings. As a matter of policy, it is expected that all directors should make every effort to attend meetings of the Board and meetings of the committees of which they are members. During 2021, each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of which he or she was a member.
Executive sessions of our independent directors are generally held in connection with each regularly scheduled Board meeting. Our independent Chair of the Board presides over all executive sessions of independent directors.
We encourage all of our directors to attend our annual meetings of stockholders. All of the directors that were on the Board at the time of the Company’s 2021 annual meeting of stockholders, attended the 2021 annual meeting.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee during fiscal year 2021 were Jennifer A. Barbetta (as of August 13, 2021), Tench Coxe, Stephanie G. DiMarco (until August 13, 2021) and Jeffrey A. Joerres (Chair). Each member of the Compensation Committee is an independent director under the rules of the NYSE and our Corporate Governance Guidelines. None of the members of the Compensation Committee have been an officer or employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board.
In connection with our initial public offering, we entered into agreements with the limited partners of Artisan Partners Holdings, including with entities associated with Tench Coxe. Information about the agreements, and transactions thereunder, are more fully discussed in “Relationships and Related Party Transactions—Transactions in Connection with our IPO”.
DIRECTOR COMPENSATION
The Compensation Committee is responsible for periodically reviewing non-employee director compensation and recommending changes, if appropriate, to the full Board. In connection with this review, the Compensation Committee considers information provided by our compensation consultant, including data regarding the total compensation paid to directors at peer companies, as well as information on the individual components of that compensation.
The objective of our director compensation program is to compensate our highly qualified non-employee directors for their time, efforts and contributions, and to attract highly qualified non-employee director candidates for potential future service on the Board. For fiscal year 2021, the director compensation program entitled non-employee directors to a cash component, designed to compensate directors for their service on the Board, and an equity component, designed to align the interests of the directors with those of the Company’s stockholders.
For 2021, the standard equity component of the Company’s director compensation program consisted of $100,000 of restricted stock units for each of the non-employee directors awarded under the Artisan Partners Asset Management Inc. 2013 Non-Employee Director Compensation Plan. Each outstanding restricted stock unit entitles the holder to dividend equivalent rights on one outstanding share of Class A common stock. The shares of Class A common stock underlying the restricted stock units will be delivered on the earlier to occur of (i) a change in control of the Company and (ii) the termination of the director’s service on the Board.
During 2021, each of Ms. Barbetta, Mr. Barger, Mr. Coxe, Ms. DiMarco, Mr. Joerres and Mr. Ziegler was entitled to receive a cash payment of $75,000, paid in four quarterly installments. Our former lead independent director and the chair of our Audit Committee were each entitled to receive an additional cash retainer of $50,000, and the chairs of each of the Compensation Committee and Governance and Sustainability Committee were entitled to receive an additional cash retainer of $40,000. Each of Ms. Barbetta, Mr. Barger, Mr. Coxe, Ms. DiMarco, Mr. Joerres and Mr. Ziegler elected to receive the value of this cash compensation in the form of additional restricted stock units. As a result, an additional number of restricted stock units were granted to each of them in January 2021, the value of which equaled the amount of cash compensation to which each director was entitled. One-quarter of the units awarded to each director in lieu of cash compensation vested in each quarter of 2021.
Ms. Multani was appointed to the Board effective August 13, 2021. For her service during 2021, Ms. Multani received a cash payment of $37,500, which represented payment of the 2021 cash component of the director compensation program, prorated for her period of service on the Board.
All directors are reimbursed for reasonable out-of-pocket expenses incurred by them in connection with attending Board, committee and stockholder meetings, including those for travel, meals and lodging. These reimbursements are not reflected in the table below.
Mr. Colson does not receive any additional compensation for serving on the Board.
The following table provides information concerning the 2021 compensation of each non-employee director who served in fiscal year 2021.

Name	Stock Awards ($)	Fees Paid in Cash ($)
Jennifer A. Barbetta(1)	175,000	—
Matthew R. Barger(2)	215,000	—
Tench Coxe(3)	175,000	—
Stephanie G. DiMarco(4)	225,000	—
Jeffrey A. Joerres(5)	215,000	—
Saloni S. Multani	—	37,500
Andrew A. Ziegler(6)	225,000	—

(1) On December 31, 2021, Ms. Barbetta had 3,345 restricted stock units outstanding.
(2) On December 31, 2021, Mr. Barger had 44,398 restricted stock units outstanding.
(3) On December 31, 2021, Mr. Coxe had 36,148 restricted stock units outstanding.
(4) On December 31, 2021, Ms. DiMarco had 46,461 restricted stock units outstanding.
(5) On December 31, 2021, Mr. Joerres had 44,398 restricted stock units outstanding.
(6) On December 31, 2021, Mr. Ziegler had 43,433 restricted stock units outstanding.
Based on an analysis of peer company director compensation and other information provided by our compensation consultant, the Compensation Committee recommended and the Board approved, effective January 1, 2022, an increase in the annual equity component of non-employee director compensation to $125,000 and the addition of an annual cash retainer of $125,000 for the independent Chair of the Board.
Corporate Governance and Sustainability
CORPORATE GOVERNANCE GUIDELINES
We have adopted Corporate Governance Guidelines that guide the Board on matters of corporate governance, including:
▪composition and leadership structure of the Board;
▪selection and retirement of directors;
▪obligations with respect to Board and committee meetings;
▪committees of the Board;
▪specific functions related to management succession, executive compensation, Board compensation and reviewing and approving significant transactions;
▪certain expectations related to, among other things, meeting attendance and participation, compliance with our Code of Business Conduct and other directorships;
▪evaluation of Board performance; and
▪Board access to management and independent advisors.
The Corporate Governance Guidelines are available on our website at www.apam.com.
BOARD EFFECTIVENESS
On an annual basis, the Board, through the Governance and Sustainability Committee, conducts a self-evaluation to assess the effectiveness of the Board and its committees. The evaluation solicits director feedback on a variety of substantive and procedural topics including, among others, the composition and structure of the Board and each committee. The results of the evaluation are then discussed by the full Board.
CODE OF BUSINESS CONDUCT
Our Board has adopted a Code of Business Conduct applicable to all directors, officers and employees of the Company to provide a framework for the highest standards of professional conduct and foster a culture of honesty and accountability. The code satisfies applicable SEC requirements and NYSE listing standards. The code is available on our website at www.apam.com.
BOARD OVERSIGHT OF RISK MANAGEMENT
Our Board is responsible for overseeing management in the execution of its responsibilities and for assessing our general approach to risk management. In addition, an overall review of risk is inherent in the Board’s consideration of our business, long-term strategies and other matters presented to our Board.

Our Board exercises its risk oversight responsibilities periodically as part of its meetings and also through its standing committees, each of which is responsible for overseeing various components of enterprise risk as summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Oversight of strategic, financial, operational (including information and cybersecurity) and execution risks in connection with the Company’s business operations and the operating environment.
Audit Committee	Oversight of risks related to financial matters (particularly financial reporting and accounting practices and policies) and significant tax, legal and compliance matters.
Governance and Sustainability Committee	Oversight of risks associated with director independence, potential conflicts of interest, management and Board succession planning, overall Board effectiveness and sustainability (including ESG and DEI matters).
Compensation Committee	Oversight of risks associated with compensation policies, plans and practices, including whether the compensation program provides appropriate incentives that do not encourage excessive risk taking.
Senior management is responsible for assessing and managing risk, including strategic, operational, investment, information and cybersecurity, regulatory, execution and sustainability risks on a day-to-day basis. The Board periodically reviews information presented by senior management regarding the assessment and management of the Company’s risks and provides oversight in connection with management’s efforts. We believe this division of risk management responsibilities provides a consistent and effective approach for identifying, managing and mitigating risks throughout the Company.
NOMINATION OF DIRECTORS
Our Corporate Governance Guidelines provide that the Governance and Sustainability Committee is responsible for identifying and selecting, or recommending for the Board’s selection, the nominees to stand for election to the Board and for recommending to the Board individuals to fill vacancies occurring between annual meetings of stockholders. The Governance and Sustainability Committee seeks new nominees for the position of independent director who satisfy the independence requirements under the NYSE listing standards. The Governance and Sustainability Committee also considers the following criteria:
▪Judgment, expertise, skills and knowledge useful to the oversight of our business
▪Ability and willingness to commit the time and energy necessary to diligently carry out Board and committee responsibilities
▪Skills and personality that are complementary to the other directors in order to build a board that is comprehensive, effective and responsive to the needs of the Company
▪Diversity of viewpoints, background, experience and other demographics, including gender, age, race and ethnicity
The Governance and Sustainability Committee seeks to create a board of directors that consists of a diverse group of qualified individuals that function effectively as a group. Qualified candidates are those who, in the judgment of the Governance and Sustainability Committee, possess strong personal attributes and relevant business experience to provide effective service on our Board. Personal attributes include effective leadership qualities, a high standard of integrity and ethics, professional and sound judgment, strong interpersonal skills, and a collaborative attitude. Experience and qualifications include professional experience with corporate boards, financial acumen, industry knowledge, diversity of viewpoints, and special business experience and expertise in an area relevant to the Company. When the Governance and

Sustainability Committee reviews a potential new candidate, it will look specifically at the candidate’s qualifications in light of the needs of our Board and the Company at that time given the then current make-up of our Board.
In the event of a vacancy on the Board, the Governance and Sustainability Committee will seek to identify director candidates based on input received from a variety of sources, which may include the Board, management, search firms, and other third parties. The Governance and Sustainability Committee will also consider the Company’s obligations under the stockholders agreement to which the Company is a party when identifying, selecting or recommending nominees for the Board.
We believe that the Company benefits from having directors with a diversity of viewpoints, backgrounds, experiences and other demographics, including gender, age, race and ethnicity. For that reason, when conducting a search to fill a vacancy, the Governance and Sustainability Committee will ensure that the pool of candidates from which a nominee is chosen consists of a diverse group of qualified candidates, including candidates who would bring gender, racial or ethnic diversity to the Board.
Once director candidates have been identified, the Governance and Sustainability Committee will evaluate each candidate in light of his or her qualifications and credentials, the extent to which the candidate would add to the diversity of our Board, and any additional factors that it deems necessary or appropriate. When a candidate has been selected, the Governance and Sustainability Committee will seek the approval of the full Board for the nomination of the candidate or the election of such candidate to fill a vacancy on the Board.
All of the nominees recommended for election at the Annual Meeting are current members of the Board. Based on the evaluation of each nominee’s satisfaction of the qualifications described above and their past performance as directors, the Governance and Sustainability Committee has recommended the nominees for re-election and the Board has approved such recommendation.
Our amended and restated bylaws establish procedures by which stockholders may recommend nominees to our Board. The Governance and Sustainability Committee will consider nominees recommended by stockholders and evaluate such candidates in the same manner as any other candidate. The Company did not receive any director nominees from stockholders for the Annual Meeting. Nominations for consideration at the Company’s 2023 annual meeting of stockholders must be submitted to the Company in writing with the information required by our amended and restated bylaws, in accordance with the procedures described below.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2023 ANNUAL MEETING
Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to submit a proposal for consideration at our 2023 annual meeting of stockholders and include that proposal in our 2023 proxy materials should submit their proposal by certified mail, return receipt requested, to Artisan Partners Asset Management Inc., c/o Corporate Secretary, 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. Proposals must be received no later than December 19, 2022 and satisfy the requirements under applicable SEC Rules (including SEC Rule 14a-8) to be included in the proxy materials for the 2023 annual meeting.
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal, including any proposal for the nomination of a director for election, before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy materials. For such a proposal to be properly brought before the 2023 annual meeting of stockholders, written notice of the proposal must be received by the Corporate Secretary no earlier than February 2, 2023 and no later than March 4, 2023. Any such stockholder notice must contain the information required by, and be provided in the manner set forth in, our amended and restated bylaws. Our amended and restated bylaws are available on our website at www.apam.com.
COMMUNICATIONS WITH THE BOARD
Stockholders or other interested parties wishing to contact the Board, the independent directors or any individual director may send correspondence to the address provided below.
Artisan Partners Asset Management Inc.
c/o Corporate Secretary
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202
Communications are distributed to the Board or to any individual director as appropriate.
STAKEHOLDER ENGAGEMENT
Our executive management and investor relations teams maintain a proactive and ongoing dialogue with our stakeholders in a variety of forums throughout the course of each year. Our interactions with stockholders, clients and employees cover a broad range of business and governance topics, and the feedback we receive is valuable and informative.
In early 2022, we invited our top institutional stockholders, representing, as of December 31, 2021, approximately 49% of our outstanding shares, and approximately 64% of our publicly held Class A shares to participate in a call with members of our executive management team regarding corporate governance, executive compensation and sustainability. In response to our requests, we held meetings with 17 of our largest institutional stockholders representing 42% of our publicly held Class A shares. Of these stockholders, 14 (representing approximately 37% of our publicly held Class A shares) expressed support for our executive compensation program. See "Compensation Discussion and Analysis—Determination of Compensation" for more information regarding these engagement efforts.
In addition to engaging with our top institutional stockholders, we invited two major proxy advisory firms to meet with us during the first quarter of 2022 but were unsuccessful in securing meetings. We also regularly engage with our employees, who collectively held 12.6% of our outstanding common stock as of the record date. And we reach out to our Class C stockholders, who collectively held 11.5% of our outstanding common stock as of the record date, on a quarterly basis.
SUSTAINABILITY
Artisan Partners’ purpose is to generate and compound wealth over the long-term for our clients—helping to achieve retirement outcomes, pay for education, fund charitable causes and improve people’s lives. We are proud of our track record for the people we serve and are dedicated to continuing to improve it.
In addition to serving our clients, we promote success across a diverse group of associates and strive to generate sustainable financial outcomes for our stockholders. Operating ethically and with integrity are fundamental to Who We Are and to the sustainability of our firm.
Environmental, Social and Governance Highlights

Investment Activities
▪We are a fiduciary to our clients. We invest on our clients’ behalf and act in their best interests in accordance with written investment philosophies and processes.
▪All of our assets under management are managed by investment teams that perform fundamental research, including consideration of material ESG matters. This research is led by persons on investment teams that are most knowledgeable about the companies, management teams, industries and countries being considered.
▪We are a signatory to Principles of Responsible Investment (PRI) with a commitment to incorporating ESG matters into investment analysis and decision-making processes and reporting on our activities and progress.
▪We maintain a Responsible Investing Policy that is publicly available and incorporates the following key elements: ESG Approach, ESG Integration, Engagement and Proxy Voting.
▪We provide each of our investment teams with infrastructure, resources and guidance specific to each team’s distinct investment needs. This includes access to ESG data and research, technology to effectively integrate ESG information into the investment process and assistance in executing and communicating ESG and active management practices.
▪We vote proxies for all shares held in the portfolios we manage unless our clients have specifically directed us otherwise or the costs or consequences of voting outweigh the benefits.
•Proxy voting decisions are made by Artisan Partners personnel, not proxy advisory firms.
•We maintain a publicly available Proxy Voting Policy and publish an annual Proxy Voting Record.

Corporate Activities

Governance
▪Our Board establishes the strategic direction of the Company and oversees key business activities including talent identification and development, risk management, executive compensation and management succession.
▪Director Independence. Independent governance and transparency as a public company make us stronger and distinguish us from many of our peers.
▪Seven of the eight members of our Board are independent of management, including all members of the Audit Committee, Compensation Committee and Governance and Sustainability Committee.
•Stephanie DiMarco, who joined the Board in 2013, was appointed the independent chair of the Board in 2021.
▪Board Diversity. Currently, of our seven independent directors, three are female, one self-identifies as ethnically diverse and one self-identifies as a member of the LGBTQ+ community.
▪Director Experience. Our directors have wide-ranging leadership experience and extensive knowledge of and experience in investment management, talent management, technology optimization, and operational, financial and risk management.
▪Shareholder Rights. Each share of our common stock has equal voting rights with one vote per share. Shareholders elect each of our directors annually, may contact our Board directly and submit proposals for consideration.

Our People—Diversity, Equity and Inclusion (DEI)
▪In 2020, we created a Chief Administrative Officer role to oversee Human Capital and DEI and formed our Diversity and Inclusion Committee which brings together a group of individuals with broad representation across the firm, as well as diverse social, regional and cultural identities.
▪In 2021, we accelerated our DEI efforts, which included the following:
▪We published our Diversity, Equity and Inclusion Statement.

▪We launched an internal DEI website that serves as a central repository for timely and relevant educational opportunities, including Unconscious Bias Training and our Who We Are series that showcases the perspectives and experiences of our associates.
▪We hosted Round Table Conversations which are interactive dialogues in a small group setting, allowing for deep and meaningful conversations centered on understanding, individual experience and diversity of thought.
▪We broadened our associate-led affinity groups and launched three new groups: diffAbilities, Pride Alliance, and Multicultural Exchange.
▪We continued to partner with international, national and local community organizations to support DEI initiatives within our firm, industry and local communities.
▪We increased our disclosure of gender and ethnicity representation on our Board and of our associates.
▪We employed 498 associates as of December 31, 2021.
▪Approximately 94% of our associates operate from our U.S. offices and 6% operate from our offices outside of the U.S.
▪As of December 31, 2021, 40% of our U.S. associates were women and 20% of our U.S. associates self-identified as ethnically diverse.
▪In 2021, 55% of all new U.S. hires were women and 32% self-identified as ethnically diverse.
▪In 2021, 42% of our U.S. interns were women and 63% self-identified as ethnically diverse.
▪We do not tolerate discrimination and require that associates treat all individuals with respect, courtesy and fairness.
▪We maintain equal employment opportunity and career development practices and policies and conduct mandatory anti-harassment training for all associates, with special training for managers.
▪Our written harassment prevention policy describes formal complaint procedures and explicitly prohibits retaliation against any associate making a complaint.

Our People—Talent Identification and Recruitment
▪Our investment in talent is key to our long-term success. The ability to attract, retain and grow talent is critical to the ongoing performance of the firm.
▪We are dedicated to identifying and advancing the best talent across all dimensions of diversity.
▪Our recruitment practices are consciously designed to broaden the diversity of our candidate pools and to engage and expose candidates to our industry and to our firm.

Our People—Talent Development and Engagement
▪Since our founding over 25 years ago, we have thoughtfully grown our business to maximize long-term career opportunities and develop our high-caliber talent, striving to create an environment where our associates thrive.
▪We continuously invest in our associates by providing compelling work in a dynamic, growth-oriented environment.
▪We actively support associate development and engagement and provide opportunities for our associates to learn and grow in many ways, including rotational training, leadership development and support, a formal mentoring program and cross-functional knowledge sharing.
▪We support continuing education with tuition reimbursement for undergraduate, graduate, professional and licensing education.
▪The success of our approach is evidenced in the long tenure and low turnover of our associates.
▪At December 31, 2021, the average tenure of our associates was seven years.
▪In 2021, turnover was 6%, which is consistent with our history.

Our People—Work Environment, Compensation and Benefits
▪As a talent-driven business, we focus on providing the ideal environment for our associates, long-term economic alignment, financial wellness, holistic benefits and professional development.
▪Compensation. We provide competitive compensation for our associates which we believe to be fair and merit-based. We provide equity or equity-linked incentives to all our associates.
▪Retirement Savings. Annually, we match 100% of U.S. associate 401(k) contributions dollar for dollar (fully vested), up to the IRS limit ($19,500 in 2021). We provide similar retirement benefits for our associates based outside of the U.S.
▪Health Care. We pay 100% of our participating associates’ and their dependents’ health care premiums. In 2021, this amounted to approximately $19,000 per U.S. associate. As of December 31, 2021, between associates and their dependents, our health insurance programs covered over 1,400 people.
▪In addition to the benefits noted above, we also offer our U.S.-based associates and, where applicable, associates operating from outside the U.S., the following benefits:
▪Paid time-off for vacation, sickness, bereavement, civic duty and parental leave
▪Vision and dental insurance
▪Health, limited purpose and dependent care savings accounts
▪Group term life, voluntary life and long-term disability insurance
▪Parking and commuter benefits
▪Travel assistance services
▪Free in-office fitness centers and flu-shot clinics
▪Free in-office lunch, snacks and beverages, for our convenience

Business Conduct
▪We are committed to maintaining a culture that promotes high standards of ethics and integrity.
▪Our Code of Business Conduct sets forth expectations of our directors and associates with respect to integrity, conflicts of interest, disclosure and compliance with laws, rules and regulations.
▪We maintain a whistle-blower policy and an anonymous reporting system for our associates to escalate concerns. This policy is communicated annually to all associates and includes procedures for reporting illegal or unethical behavior or behavior inconsistent with our culture or policies.
▪We maintain written policies and provide annual training for associates on industry best practices and key policies and procedures including, among others, our Code of Ethics and Insider Trading Policy, Gifts and Business Entertainment Policy, Anti-corruption and Bribery Policy, Anti-money Laundering Policy and our Policy on Political Contributions.
▪We maintain a comprehensive compliance program. Our Legal and Compliance team oversees compliance with laws and regulatory requirements, the firm’s policies and procedures and industry standards. The team conducts regular training of our associates, monitors associate compliance on an ongoing basis, maintains a testing and surveillance program and regularly reports to management, our Board and clients.

Risk Management
▪We regularly assess the risks inherent in operating our business as well as the effectiveness of our risk management activities. We manage risk using three lines of defense strategy: (1) business management, (2) legal, compliance and information security functions and (3) internal audit. Examples of our risk management activities include:

▪Business Continuity Management. Our Business Continuity Management program consists of five parts: governance, crisis management, business resumption, IT disaster recovery and training and testing.
▪We provide training to our associates and perform business continuity exercises and targeted technology-based tests regularly.
▪Information Security and Cybersecurity. We have a dedicated Information Security team and maintain a robust information security program that utilizes a multi-layered defense in depth strategy. The information security program is overseen by our executive team, and our Board reviews the program at least annually. In addition, the program is subject to periodic internal audits and independent third-party reviews.
▪Our associates receive information security training and we conduct ongoing monitoring and testing activities, such as annual penetration tests and ongoing phishing simulations.
▪Privacy Practices. We maintain policies and procedures to protect personally identifiable information that we have in our possession, along with other private information relating to our clients, associates and others.
▪We limit access to client personal information to associates that have a business need to know it and we do not disclose information about our clients and their accounts except with the client’s consent or at the client’s direction, as necessary to perform the services the client has engaged us to perform or as permitted or required by law.
▪Oversight of Third-Party Service Providers. Our Service Provider Oversight Committee maintains written policies that set forth our approach to managing and providing oversight of third-party service providers in a manner consistent with the level of risk and complexity of the services provided.

Community Investment
▪We match associate donations, to the causes they choose to support, up to $2,000 per associate each year.
▪In 2021, this amounted to nearly $120,000 to 107 associate-selected organizations.
▪Over the past five years, matching donations exceeded $500,000.

Environment
▪Given the industry in which we operate and the size of our workforce, we believe the direct environmental impact of our business operations is modest. Even so, we actively take steps to operate in an environmentally conscious manner to lessen our impact on the environment.
▪We participate in recycling programs including composting where supported.
▪We participate in quarterly e-waste collection drives to ensure our retired electronic devices are properly recycled.
▪We have optimized our office design and build process to focus on utilizing renewable materials, water saving fixtures and light harvesting technologies to wisely use resources and reduce overall energy usage.
▪We are implementing smart water systems to dispense filtered and flavored water. We have experienced a yearly reduction of over 100,000 plastic bottles, in offices where smart water systems have already been implemented.
▪We are using compostable food and beverage containers in our cafés and pantries to the extent they are available.
▪67% of our U.S. office locations are in LEED certified or equivalent for the region.
▪We have embraced video conferencing technology in all our offices, enabling our associates to significantly reduce business travel where appropriate.

Our complete 2021 Corporate Sustainability Report is available on our website at www.apam.com.

Executive Officers
The names of our executive officers and their ages, positions and biographies are set forth below. All executive officers are elected annually by the Board and serve at the discretion of the Board. To our knowledge, there are no family relationships among any of our directors or executive officers.

Name	Age	Position with the Company
Eric R. Colson	53	Director and Chief Executive Officer
Charles J. Daley, Jr.	59	Executive Vice President, Chief Financial Officer and Treasurer
Jason A. Gottlieb	52	President
Sarah A. Johnson	50	Executive Vice President, Chief Legal Officer and Secretary
Christopher J. Krein	50	Executive Vice President and Head of Global Distribution
Eileen L. Kwei	43	Executive Vice President, Chief Administrative Officer
Gregory K. Ramirez	51	Executive Vice President and Head of Securities and Trade Operations and Vehicle Administration

Eric R. Colson has been chief executive officer and a director of Artisan Partners Asset Management since March 2011. Mr. Colson served as president of Artisan Partners Asset Management from March 2011 to January 2021 and as chairman of the Board from August 2015 to August 2021. Mr. Colson has served as the chief executive officer of Artisan Partners since January 2010. Prior to January 2010, Mr. Colson served as chief operating officer of investment operations from March 2007 through January 2010. Mr. Colson has been a managing director of Artisan Partners since he joined the firm in January 2005.

Charles J. Daley, Jr. has been executive vice president, chief financial officer and treasurer of Artisan Partners Asset Management since March 2011. He has served as the chief financial officer of Artisan Partners since August 2010 and has been a managing director since July 2010 when he joined the firm.

Jason A. Gottlieb has been president of Artisan Partners Asset Management since January 2021. From February 2017 to January 2021, he served as executive vice president of Artisan Partners Asset Management. Mr. Gottlieb joined Artisan Partners in October 2016 as a managing director and the chief operating officer of investments.

Sarah A. Johnson has been executive vice president, chief legal officer and secretary of Artisan Partners Asset Management and general counsel of Artisan Partners since October 2013. From April 2013 to October 2013 she served as assistant secretary of Artisan Partners Asset Management. Ms. Johnson was named a managing director of Artisan Partners in March 2010.

Christopher J. Krein has been executive vice president of Artisan Partners Asset Management and Artisan Partners’ head of Global Distribution since January 2020. Prior to becoming head of Global Distribution, Mr. Krein was responsible for institutional marketing and client service for the Artisan Developing World team. Mr. Krein has been a managing director of Artisan Partners since he joined the firm in September 2015.

Eileen L. Kwei has been executive vice president of Artisan Partners Asset Management and Artisan Partners’ chief administrative officer since January 2021. From February 2018 to January 2021, Ms. Kwei was responsible for institutional marketing and client service for the Artisan Credit team. Prior to February 2018, Ms. Kwei was a relationship manager for the Artisan Global Equity team. Ms. Kwei joined Artisan Partners in June 2013 and has been a managing director of Artisan Partners since 2018.

Gregory K. Ramirez was appointed executive vice president of Artisan Partners Asset Management in February 2016. From October 2013 to February 2016, he served as senior vice president and from April 2013 to October 2013 as assistant treasurer. Mr. Ramirez is currently head of securities and trade operations and vehicle administration for Artisan Partners and serves as chair of the Artisan Risk and Integrity Committee. Mr. Ramirez was named a managing director of Artisan Partners in April 2003.

Compensation Discussion and Analysis
SUMMARY
This Compensation Discussion and Analysis provides information about our executive compensation program, our 2021 business and financial results, and the compensation for our named executive officers. Our 2021 named executive officers are:

Name	Position
Eric R. Colson	Chief Executive Officer
Charles J. Daley, Jr.	Executive Vice President, Chief Financial Officer and Treasurer
Jason A. Gottlieb	President
Sarah A. Johnson	Executive Vice President, Chief Legal Officer and Secretary
Christopher J. Krein	Executive Vice President and Head of Global Distribution
2021 Performance Highlights
Our business and financial results for 2021 were strong and reflected record levels of assets under management and revenue.
Business highlights for 2021 included:
▪Michael Cirami, Michael O'Brien and Sarah Orvin joined Artisan in September 2021 to build the firm's newest autonomous investment franchise, EMsights Capital Group. EMsights Capital Group will develop active, differentiated strategies with broad exposure to the emerging markets debt asset class.
▪On March 1, 2021, we launched the Artisan China Post-Venture Strategy, our first strategy with a dedicated private investing component.
▪On December 1, 2021, we launched the Artisan Floating Rate strategy, managed by the Credit team.
Financial highlights for 2021 included:
▪During the year ended December 31, 2021, our assets under management increased to $174.8 billion, an increase of $17.0 billion, or 11%, compared to $157.8 billion at December 31, 2020, as a result of $17.6 billion of market appreciation and $1.7 billion of net client cash inflows, partially offset by $2.3 billion of Artisan Funds’ distributions that were not reinvested by fund stockholders.
▪Average assets under management for the year ended December 31, 2021 was $171.8 billion, an increase of 37.5% from the average of $124.9 billion for the year ended December 31, 2020.
▪We earned $1.23 billion in revenue for the year ended December 31, 2021, a 36% increase from revenues of $900 million for the year ended December 31, 2020.
▪Our GAAP operating margin was 44.0% in 2021, compared to 39.8% in 2020. Adjusted operating margin was 44.1% in 2021, compared to 39.8% in 2020.
▪We generated $5.10 of earnings per basic share, $5.09 of earnings per diluted share and $5.03 of adjusted EPS.
▪We declared and distributed dividends of $4.23 per share of Class A common stock during 2021.

▪We declared, effective February 1, 2022, a quarterly dividend of $1.03 per share of Class A common stock with respect to the quarter ended December 31, 2021 and a special annual dividend of $0.72 per share, for a total of $4.70 of dividends per share with respect to 2021.
2021 Executive Compensation
The core elements of our named executive officers’ compensation are base salary, a performance-based cash bonus and performance-based equity awards with long-term vesting provisions. For 2021, 94% of our Chief Executive Officer’s compensation was based on performance. For our other named executive officers, performance-based compensation ranged from 87% to 95% of 2021’s total compensation.
The following table shows the elements of compensation paid to our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated officers (collectively, the named executive officers) with respect to 2021, 2020 and 2019. The amounts in this table vary from the data and reporting conventions required by SEC rules in the Summary Compensation Table.

			Performance-Based Compensation
				Equity Awards
Name & Principal Position	Year	Salary	Cash Bonus	Standard Grant	Career Grant	Total Direct Compensation	Performance- Based as % of Total
Eric R. Colson	2021	$500,000	$5,500,000	$962,358	$962,358	$7,924,716	94%
Chief Executive Officer	2020	500,000	5,225,000	967,319	967,280	7,659,599	93%
	2019	500,000	4,750,000	786,750	786,750	6,823,500	93%
Charles J. Daley, Jr.	2021	300,000	2,250,000	351,373	351,331	3,252,704	91%
Chief Financial Officer	2020	300,000	1,950,000	248,877	248,877	2,747,754	89%
	2019	300,000	1,850,000	76,050	76,050	2,302,100	87%
Jason A. Gottlieb	2021	300,000	3,300,000	962,358	962,358	5,524,716	95%
President	2020	300,000	2,700,000	967,319	967,280	4,934,599	94%
	2019	300,000	2,450,000	786,750	786,750	4,323,500	93%
Sarah A. Johnson	2021	300,000	1,400,000	338,815	338,773	2,377,588	87%
Chief Legal Officer	2020	300,000	1,150,000	248,877	248,877	1,947,754	85%
	2019	300,000	1,100,000	76,050	76,050	1,552,100	81%
Christopher J. Krein	2021	300,000	2,000,000	641,679	641,679	3,583,358	92%
Executive Vice President	2020	300,000	1,500,000	758,704	531,069	3,089,773	90%

▪Base salaries for 2021 remained unchanged for our named executive officers. The base salary for our Chief Executive Officer was $500,000 and the base salary for all other named executive officers was $300,000.
▪2021 performance-based compensation paid to the named executive officers was higher than 2020 performance-based compensation, reflecting management's accomplishment of our strategic objectives and key priorities, as well as the Company's strong financial results.

▪Equity awards for our named executive officers, which were larger with respect to 2021 than 2020, consisted of the following:

Name	Performance Share Units (#)	Restricted Shares (#)	Grant Date Fair Value ($)
Eric R. Colson	35,976	—	1,924,716
Charles J. Daley, Jr.	—	16,787	702,704
Jason A. Gottlieb	35,976	—	1,924,716
Sarah A. Johnson	—	16,187	677,588
Christopher J. Krein	23,988	—	1,283,358

EXECUTIVE COMPENSATION PHILOSOPHY AND APPROACH—A LETTER FROM THE COMPENSATION COMMITTEE
Pay for Performance Philosophy
Artisan Partners is a high value-added investment firm, designed for investment talent to thrive, and committed to thoughtfully growing over the long term. Artisan has always remained true to these foundational business elements which reflect Who We Are as a firm.
Fundamental to Artisan’s executive compensation program is the belief that, for the benefit of Artisan’s stakeholders, executives’ compensation should be tied to the firm’s purpose and the drivers of its long-term success. The firm’s purpose is—and has been since its founding—to generate and compound wealth over the long term for its clients. The wealth generated for clients improves retirement outcomes, pays for education, funds charitable purposes and, in general, improves lives, while increasing the value of the firm. We are proud of Artisan’s track record for clients and are dedicated to continuing it.
To achieve our purpose, Artisan must continue to thoughtfully grow its business over the long term while preserving a consistent environment in which its talented investment professionals and associates can thrive. Maintaining the firm’s talent-driven business model and investment-focused culture is critical to generating sustainable, long-term outcomes for clients, which in turn is critical to generating sustainable long-term outcomes for stockholders.
Artisan’s focus on the long term permeates everything it does. The firm consistently reminds its constituents that it does not solve for short periods. Rather, we believe, and research shows, that the varied interests of all the firm’s constituents can best be served by prioritizing long-term value creation because those interests largely converge in the long run.1 Indeed, we believe that clients have long-term investment horizons, employees desire success over an entire career and stockholders seek sustained creation of stockholder value.
To keep executives oriented on the firm’s long-term success, we structure executive compensation over long time horizons. And we evaluate executives’ performance based on the quality and execution of the firm’s long-term strategy and the safeguarding of its business model and culture. We purposely avoid using the kinds of formulas and quantitative targets typically employed by our public company peers because they all too often result in inhibiting innovation and engineering short-term financial results.2
The Compensation Committee believes that the majority of executive compensation should be linked to the long-term performance of the company and the degree to which executives create long-term value for
1 Kevin Sneader, Sarah Keohane Williamson, Tim Koller, Victoria Potter and Ariel Babcock. “Corporate Long-Term Behaviors: How CEOs and boards drive sustained value creation.” McKinsey & Company and FCLT Global. October 2020.
2 FCLT Global. “The Risk of Rewards: Tailoring Executive Pay for Long-Term Success.”

the firm and its constituents. Throughout Artisan’s history, the vast majority of the total compensation paid to executives has consisted of performance-based cash bonuses and performance-based equity awards. Since the firm’s IPO in 2013, performance-based compensation paid to Eric Colson, the firm’s CEO, has ranged from 93% to 97% of his total annual compensation. Base salaries—the only fixed component of executives’ compensation—are below our peer median and have not been increased since 2018. Throughout the firm’s history, executive salaries have only been increased one time—the 2018 increase.
Performance-Based Compensation Approach
Our approach to evaluating executives’ performance and determining the amount and mix of performance-based compensation reflects the following key principles, which are embedded within our annual executive compensation process.
Key Principles
1.The amount of performance-based compensation should initially be determined based on the accomplishment of strategic objectives and key priorities.
2.The amount of performance-based compensation should be adjusted to reflect the firm’s financial and operating results.
3.The mix of equity and cash performance-based compensation should serve to align executives’ interests with those of the firm’s clients, stockholders and key investment professionals.
4.Our approach to compensation should reflect Who We Are as a firm.
Each of these key principles of our executive compensation approach and process are discussed in greater detail below.

Key Principle #1: The amount of performance-based compensation should initially be determined based on the accomplishment of strategic objectives and key priorities.
At the beginning of each year, we agree upon strategic objectives for the firm and key priorities for the members of the executive management team.
▪Strategic objectives are broad statements that reflect how the firm will achieve its purpose and further its long-term strategy for sustainable growth. The strategic objectives are shaped by Who We Are and our belief that steadfast adherence to our business and financial models will minimize risk and provide opportunities for long-term growth and value creation. Accordingly, the strategic objectives generally remain consistent year over year.
▪Key priorities address areas of opportunity and disruption that warrant management’s focus—whether for purposes of pursuing long-term value creation or managing risk. Given the tactical nature of the key priorities, and the fact that many have time horizons of greater than one year, we do not disclose these areas of focus. However, we do disclose key accomplishments related to the priorities that had previously been established.
Together, the strategic objectives and key priorities ensure that our executives remain focused on thoughtfully growing our business over the long term while preserving a stable environment for our people, the combination of which we believe is critical to generating and compounding wealth over the long-term for our clients, which in turn creates value for our firm’s stockholders.
At the end of each year, we assess executives’ performance based on their continued adherence to these strategic objectives and their accomplishment of key priorities over both annual and long-term time horizons. We strongly believe that executives’ performance must be evaluated in terms of long-term value creation—not only short-term results. Successful outcomes for clients and stockholders result from years of thoughtfully developing and evolving the business; then remaining patient and disciplined while growth is achieved. Therefore, while ensuring executives are adhering to the strategic objectives, we continually evaluate the accomplishment of key priorities from prior years and assess their impact on long-term value creation during the years that followed.
The 2021 strategic objectives and our assessment of key accomplishments are set forth below.

Our Purpose: Generate and compound wealth over the long term for our clients
Key Accomplishments:
▪During the year ended December 31, 2021, assets under management increased to $174.8 billion, an increase of $17 billion, or 10.8%, compared to $157.8 billion at December 31, 2020, as a result of $17.6 billion of market appreciation and $1.7 billion of net client cash inflows, partially offset by $2.3 billion of Artisan Funds distributions that were not reinvested.
▪Since inception, 16 of 17 investment strategies launched prior to 2020 have added value relative to their benchmarks, after fees.

Investments	Business Management	Financials	Sustainability
Strategic Objective: ▪Maintain our talent-driven business model and investment-focused culture by managing the alignment of, and resources for, the firm’s investment professionals.	Strategic Objective: ▪Provide a distraction-free investment environment that allows our investment professionals to focus on delivering high value-added investment results.
Strategic Objective:
▪Navigate short-term market volatility with our financial model that emphasizes variable expenses, healthy operating margins and fee levels reflective of our high value-added investment.
Strategic Objective: ▪Promote and improve the sustainability of the firm, both in terms of its business model and investment activities.
Key Accomplishments
Consistent with our key priorities:
▪Launched the Artisan China Post-Venture strategy in Q2 21; obtained an SFC license and opened a Hong Kong office in Q3 21; promoted YuanYuan Ji to Associate Portfolio Manager in Q4 21.
▪Onboarded Michael Cirami, Michael O’Brien and Sarah Orvin during Q3 21 and began to build out resources for the new team; developed the team’s first investment strategies, two of which launched in early 2022.
▪Launched the Artisan Floating Rate strategy in Q4 21.
▪Prepared for the launch of the Artisan Value Income strategy in Q1 22.
▪Maintained and expanded our investment operations platform to allow existing investment teams to leverage more investment securities, approaches and tools.

Key Accomplishments
Consistent with our key priorities:
▪Completed the transition of Eileen Kwei as Chief Administrative Officer overseeing human capital, communications and facilities.
▪Launched analysis to upgrade existing operations platform to support the growing breadth and depth of investment capabilities.
▪Continued the evolution of our distribution business leader role beyond a single channel.
▪Established new strategic relationships with a number of global wealth partners.
▪Hired two distribution professionals to build out the firm’s family office distribution team.

Key Accomplishments
Consistent with our key priorities:
▪Adjusted operating margin was 44% for 2021, reflecting the successful operation of our financial model.
▪Maintained a management fee rate of 70.7 bps, compared to 70.9 bps for 2020.
▪Entered into a note purchase agreement to refinance $90 million of senior notes in Q3 22, subject to certain customary closing conditions.
▪Declared $4.70 of dividends per share with respect to 2021.

Key Accomplishments
Consistent with our key priorities:
▪Enhanced ESG / Sustainability reporting.
▪The Growth and Sustainable Emerging Markets teams each published their first annual Sustainability Report
▪Added to the diversity and ESG expertise of the APAM board of directors.
▪Executed on a number of firm-wide diversity, equity and inclusion initiatives.
▪Enhanced the resource model dedicated to support our ESG efforts.

After assessing executives’ performance and long-term value creation vis-à-vis the strategic objectives and key priorities, we determine an appropriate amount of performance-based compensation (i.e., performance-based cash bonus and performance-based equity awards) for Mr. Colson and consider his recommendations with respect to the performance-based pay for each other executive.
Key Principle #2: The amount of performance-based compensation should be adjusted to reflect the firm’s financial and operating results.
Executive compensation for public company executives must be adjusted to reflect the current market and economic conditions which impact the ability of the firm to pay executives. So, after executives’ performance and long-term value creation is assessed and an appropriate amount of performance-based compensation is determined, we evaluate the financial and operational performance of the firm. In doing so, we assess a number of key measures relative to the firm’s historical results and, when appropriate, compare the firm’s results with those of its peers. The results of the evaluation are used to (i) decide whether, and by how much, to adjust the amount of executives’ performance-based pay, and (ii) inform our decision regarding the size of the firm’s annual long-term incentive award.
We do not use predetermined formulas or set “target” levels of performance when evaluating the firm’s financial and operating results because we believe such targets would over-emphasize shorter-term results at the expense of the firm’s long-term success. We also believe that predetermined formulas could limit our ability to modify levels of performance-based compensation in response to rapidly changing market or economic conditions that are outside of the firm’s control.
Given that financial markets, and consequently the firm’s business, are so heavily impacted by external events—such as COVID-19, the great financial crisis of 2008 and many other shorter-term disruptions—its financial model is specifically designed to withstand these periods of volatility. The firm’s financial philosophy emphasizes a core set of factors to facilitate stability amid uncertainty. Those factors include:
▪A highly variable cost structure
▪Healthy operating margins
▪Disciplined maintenance of fee levels that reflect the firm’s limited capacity, high value-added investment strategies
▪Long duration clients
The transparent and predictable nature of the financial model provides consistency and stability for investment professionals and operating security for clients, even in times of market volatility.
We utilize a number of key measures as reference points to ensure that the firm is acting in accordance with its business and financial model and evaluate how its performance compares to the firm’s historical performance and the performance of its peers. In keeping with the variable nature of our financial model, this assessment is intended to be discretionary in nature. This measured flexibility allows us to consider, among other things, how investments in strategic growth initiatives, despite having a negative short-term impact, will contribute to the long-term sustainable growth of the firm for the benefit of all its constituents.
Consistent with the drivers of long-term success, the key measures used to evaluate the firm’s financial and operating results are focused on either (i) long-term growth and value creation or (ii) the preservation of a stable and predictable environment. In all cases, we consider these measures over both annual and longer-term time horizons, focusing on the long-term health and sustainability of the firm.

Long-Term Growth and Value Creation Measures
▪Assets Under Management (AUM). Over shorter periods, the amount and composition of assets under management are influenced by a variety of factors, including factors that are outside of the firm’s control. Over the long-term, the firm expects AUM growth to primarily reflect investment returns in both existing and new investment strategies.

In billions. "New Strategies" refers to strategies launched during the indicated periods.

▪Revenue. The firm derives nearly all of its revenues from investment management fees, the vast majority of which are based on average assets under management. Growth in revenue is the result of compounding revenue growth in existing investment strategies and revenue growth from new investment strategies and initiatives.

▪Sales Growth Rate. The sales growth rate represents flows of client assets into and out of the firm’s investment strategies and vehicles. Artisan manages the capacity of its investment strategies to protect its ability to manage assets successfully, which protects the interests of clients and, in the long term, protects the firm’s ability to retain client assets and maintain a healthy profit margin. For this reason and others, the firm expects net client cash flows to be lumpy over time.

Stability and Predictability Measures
▪Adjusted Operating Margin.3 The firm seeks to maintain healthy operating margins reflective of the firm’s highly variable cost structure.

Change	-4.6%	-3.9%	1.2%	-0.8%	-1.3%	4.3%	4.3%

▪Weighted Average Management Fee. The firm strives to maintain a weighted average management fee rate that reflects the firm’s limited capacity, high value-added investment strategies.
3 Adjusted Operating Margin is calculated by dividing adjusted operating income by total revenues. Adjusted operating income for 2014 through 2017 excluded the impact of certain pre-offering compensation expense and for 2021 excluded compensation expense related to market valuation changes within long-term incentive compensation plans. GAAP Operating Margin was 37.0%, 35.1%, 32.5%, 36.0%, 36.8%, 35.5%, 39.8% and 44.0% for 2014, 2015, 2016, 2017, 2018, 2019, 2020 and 2021, respectively. See Annex A for non-GAAP reconciliations.

Change	-1.2	-0.7	-1.7	-0.5	-1.0	-0.7	-0.2

▪Investment Performance. Over the long-term, we expect to generate the majority of AUM growth through investment returns, which is consistent with our historical experience. We evaluate investment performance in a variety of ways, always focusing on the long-term results generated for our clients. Among other methodologies, we assess the performance of each Artisan investment strategy relative to its respective benchmark (i.e., value-added) and we consider the percentage of AUM that is managed in strategies for which the average annual gross composite return exceeded its benchmark.

Represents the amount in basis points by which the average annual gross composite returns of Artisan investment strategies, in the aggregate, outperformed or underperformed their respective benchmarks, over the time periods indicated. Trailing Asset Weighted Value-Added Returns is calculated based on the monthly gross composite performance of each Artisan strategy against its respective benchmark and weighted by the beginning of period AUM. Additional information regarding the calculation of investment performance can be found in Annex A.

% of AUM in Strategies Outperforming their Benchmarks
72%
79%
83%
82%
83%
69%
84%
81%
95%
93%
97%
94%
100%
100%
100%
100%
3 Year
5 Year
10 Year
Inception
2018
2019
2020
2021

Represents the percentage of our assets under management managed in strategies for which the average annual gross composite return exceeded the strategy's respective benchmark. Performance is measured for the average annual periods ended on the indicated dates. Includes assets under management in all strategies in operation throughout the period.
Percentage of AUM for 2021 since-inception period rounded up to 100% from 99.76%.
The assessment of the firm’s performance vis-à-vis the key measures noted above will result in a downward or upward adjustment of executives’ performance-based compensation. In general, we expect levels of performance-based pay to increase and decrease directionally consistent with the firm’s results which, as an investment management firm, will always be heavily impacted by general market and economic conditions outside of its control. We understand this will result in years in which executives are paid less than what their performance and long-term value creation would otherwise merit—at times, significantly. Conversely, we believe that levels of executive compensation for years in which the firm’s financial results are impacted by strong market and economic conditions may need to be above target to compensate for strategic decisions and strong execution that occurred during prior years of market disruption.
Going forward, we will determine the aggregate maximum amount of executives' performance-based compensation at the beginning of each year after consideration of the firm’s historical and budgeted results and the composition of the then-current executive management team. From time to time, we may reassess the maximum amount during the year, if necessary, in connection with the appointment of additional executive officers or in the event of significant developments outside of Artisan’s control. We anticipate that the maximum amount of executives’ performance-based compensation for 2022 will be 7% of Artisan’s 2022 operating income, adjusted to add back long-term incentive compensation expense and executive performance-based cash bonuses.
The assessment of the firm’s performance also informs management’s recommendation and the Board’s decision regarding the size of the firm’s annual long-term incentive award, which consists of both the annual APAM equity award and the annual franchise capital award.

When determining the size of the annual long-term incentive award, we first set the amount of the investment teams’ franchise capital award, which we currently expect to be equal to approximately 4% of the prior year’s management fee revenue. We then determine the amount of APAM equity needed in order for the aggregate long-term incentive award to equal the level warranted by the firm’s performance. We generally expect the size of the annual long-term incentive award to fall in the range of 1.25% to 2.25% of the company’s total market capitalization, with awards over 2% requiring premium performance.
Key Principle #3: The mix of equity and cash performance-based compensation should serve to align executives’ interests with those of the firm’s clients, stockholders and key investment professionals.
Once executives’ performance-based compensation is adjusted to account for the firm’s financial and operating performance, we determine how much of the performance-based pay should be paid in equity and how much will be paid in cash. In making this determination, we consider (i) the amount of equity available to be granted to executive officers and (ii) the alignment of executives’ interests with the firm’s clients, stockholders and key investment professionals.
The amount of equity available to be granted to executive officers is impacted by the firm’s long-standing philosophy on the allocation of long-term incentive awards. Artisan Partners is a people business. The firm’s success is dependent on the talented investment professionals who manage its investment strategies and have been primarily responsible for the strong investment returns achieved for clients. Therefore, we believe it is critically important that we provide compensation that attracts, motivates and retains these investment professionals and aligns their long-term economics with those of the firm’s clients and stockholders in a way that is sustainable over time. To that end, the vast majority of long-term incentive awards (generally 85% to 90%) are awarded to the firm’s investment team members—none of whom are executive officers. The remaining equity is then allocated to key leaders and members of the firm’s management team, including executive officers. While not typical of public companies, the manner in which we allocate long-term incentive awards aligns with Who We Are and reflects how we prioritize the interests of our investment professionals to achieve our purpose.
This approach results in a limited amount of equity available to be granted to executives each year and, generally, a larger proportion of performance-based compensation being paid in cash. We are comfortable with this result. Receiving a significant performance-based cash bonus each year may mitigate the incentives executives may otherwise have to sell equity upon vesting for liquidity or tax reasons. Instead, the majority of equity awards continue to be held by executives long after they vest. In addition, larger performance-based cash bonuses provide executives with the capital required to make substantial after-tax reinvestments in the business—a practice that is strongly encouraged.
When determining the appropriate mix of equity and cash performance-based compensation for each executive, an important consideration is the amount of firm equity he or she already holds. We believe that executives should hold a significant amount of equity in the firm relative to their total annual compensation and that a substantial portion of that equity should remain at risk throughout their careers. The amount of equity considered significant may vary for each executive officer depending on his or her specific circumstances and it may take a number of years for an executive to reach an amount that is truly significant.
Currently, the amount of equity held by executives is largely dependent upon the length of their tenure with the firm. Executives with a long history at the firm already have a significant amount of equity at risk given the long-duration nature of the firm’s equity awards, as explained below. When allocating equity, such an executive may receive a larger proportion of their annual performance-based compensation as a cash bonus so that a larger amount of equity can be awarded to those executives that are still building an equity stake in the firm. At a minimum, however, we expect executives to meet the requirements set forth in the equity ownership guidelines.

In addition to having significant equity in the firm, Artisan’s executives have historically made, and continue to make, significant investments of their own after-tax capital in the strategies managed by the firm’s investment teams. Executives are encouraged to make such investments because we believe that it further aligns their financial interests with those of the clients that invest in Artisan’s investment strategies and the investment professionals that are responsible for the strategies’ success. Furthermore, the firm relies upon executives’ investments to provide seed capital that supports the launch of new strategies and products. These early investments in new investment strategies and products demonstrate management’s conviction in the firm’s talented investment professionals and the investment performance we believe they can achieve.
In 2021 alone, the firm’s executives made nearly $1.8 million of seed capital investments, $1 million of which was invested by Mr. Colson—an amount that represented almost 20% of his total pre-tax performance-based cash bonus for 2020.
Through ownership of both equity in the firm and investments in Artisan’s strategies, executives have a significant amount of their net worth invested in the success of the firm. Ownership of firm equity and Artisan investments align executives’ interests with those of the firm’s stockholders, clients and key investment professionals. And together, these investments result in significant skin in the game.

	Firm Equity	Artisan Investments	Total Exposure to Artisan
Eric Colson	$33.1 million	$29.4 million	$62.5 million
As of December 31, 2021
As of December 31, 2021, Mr. Colson had over $62 million of his total net worth invested in the success of the firm, through approximately $33 million in firm equity and $29 million in investments in Artisan’s strategies. This $62 million represented almost 9 times Mr. Colson’s five-year average total compensation and more than 11 times his five-year average total cash compensation.
The firm’s other executives also had a significant amount of exposure to the firm, ranging from 1.2 times to over 5 times their five-year average total compensation.
In terms of equity alone, the firm’s executives all hold equity in excess of the firm’s equity ownership guidelines, which require Mr. Colson to hold firm equity equal in value to eight times his base salary, and three times base salary for all other executives. Mr. Colson’s $33 million in firm equity, representing, as of December 31, 2021 more than 66 times his base salary, far exceeds the minimum required by the firm’s stock ownership guidelines.
Key Principle #4: Our approach to performance-based pay should reflect Who We Are as a firm.
Artisan’s philosophy and business model has remained the same since its founding more than 25 years ago. Artisan is a high value-added investment firm, designed for investment talent to thrive, and committed to thoughtfully growing over the long term. Artisan has always remained true to these foundational business elements which reflect Who We Are as a firm.
The firm’s consistent adherence to the principles that represent Who We Are is also reflected in our executive compensation program. Consider, for example, the design of the firm’s equity compensation program. From the firm’s founding in 1994 until its initial public offering in 2013, long-term incentive awards consisted of partnership profits interests, the vast majority of which were granted to the firm’s most critical employees—its investment professionals. Award recipients had the right to cash out their profits interests only after the end of their careers and 50% of the awards were subject to forfeiture if the award recipient’s employment ended involuntarily or without proper notice. In connection with the firm’s IPO, profits interests were converted into partnership units, the 50% forfeiture feature was eliminated, and employee-partners were given the right to liquidate a portion of their partnership units during each year that they remained employed by Artisan.
These awards of pre-IPO partnership profits interests showed us the benefits of a keen focus on long-term interest alignment, advance notice of retirement to facilitate well-planned succession and a strong equity ownership culture. Therefore, after the IPO we designed the firm’s equity compensation with those features in mind. In 2014, we introduced career vesting awards to the equity compensation program. With certain exceptions, career awards will only vest if and when the recipient retires from the firm in accordance with qualifying retirement conditions, which includes proper notice of retirement after a minimum of ten years of service with the firm.
Since 2014, approximately one-half of the equity granted to the firm’s executives has contained career vesting conditions and we expect to continue to include career vesting terms on at least half of the equity awards made to executives in the future. Over time, this will result in a significant amount of equity held by executives remaining “at risk” for the duration of their career, reinforcing executives’ long-term focus on value creation and sustainable growth.
Relative to the typical equity awards used by public companies, we believe our career awards—whether in the form of restricted stock or performance share units—provide much better alignment of executives’ long-term financial interests with those of the firm’s clients and stockholders. To illustrate, assume our CEO receives a $1 million equity award each year, with one-half of each award subject to career vesting terms and the other half subject to a five-year time-vesting schedule. Assume the CEO of a hypothetical peer also receives a $1 million equity award over the same time period, but subject only to a four-year time-vesting condition, which is generally the average vesting period amongst our public company peers. At year five, our CEO has over $4.2 million of equity at risk, while the CEO of the hypothetical peer has less than $2.6 million at risk. At year ten, the CEO of the hypothetical peer still has less than $2.6 million at risk, while our CEO has nearly $7.3 million at risk.

	Total Equity at Risk
	Year One	Year Two	Year Three	Year Four	Year Five	...	Year Ten
Artisan	$1.00	$1.93	$2.78	$3.54	$4.22	...	$7.29
% of total compensation	14%	28%	40%	51%	60%		104%
Hypothetical Peer	$1.00	$1.77	$2.30	$2.58	$2.58	...	$2.58
% of total compensation	14%	25%	33%	37%	37%		37%
In millions. Equity at risk assumes a 3% growth rate. Percent of total compensation assumes total annual compensation of $7 million.
Even if we increased the hypothetical CEO’s annual equity award to $3 million (43% of annual total compensation of $7 million) but kept our CEO’s annual equity award at $1 million (only 14% of an annual total compensation of $7 million), over the long-term, our CEO still has more equity at risk.

	Total Equity at Risk
	Year Five	...	Year Ten	...	Year Fifteen
Artisan - $1 million annual award	$4.22		$7.29		$10.86
vs.
Hypothetical Peer - $3 million annual award	$7.73		$7.73		$7.73
In millions. Equity at risk assumes a 3% annual growth rate.

Subjecting one-half of each equity award to career vesting conditions results, over the long-term, in a substantial portion of executives’ equity being at risk for the duration of their career. And we achieve this result while issuing fewer shares to executives, resulting in less dilution for the firm’s stockholders.
Although our hypothetical peer may award more equity as a percentage of total annual compensation, its CEO is incentivized to manage for short-term results and to mitigate their exposure to risk by selling equity as it vests. Conversely, our relatively smaller equity awards that are subject to career vesting terms incentivize our CEO (and other executives) to manage for the creation of sustainable, long-term value. And our relatively larger performance-based cash bonuses may mitigate their incentives to sell equity upon vesting for liquidity or tax reasons and provide executives with the capital required to make significant after-tax reinvestments in Artisan’s investment strategies.
We believe our career vesting awards are the ultimate performance-based awards given the long-duration alignment created. Our continued use of these awards illustrates the unique and differentiated way in which we approach executive compensation—avoiding generic "check-the-box" exercises in favor of a tailored approach that remains true to our long-term orientation and the fundamental principles that represent Who We Are.
We acknowledge that our differentiated approach to compensation may create complexity for those who assess hundreds or thousands of executive compensation programs each year. However, we believe that the models and methodologies typically used to evaluate these executive compensation programs fail to take into consideration in any meaningful way, deviations from the “standard” executive compensation program that appropriately reflect the philosophy and culture of an individual business.
We hope that providing this additional transparency allows our stakeholders to better understand our philosophy and approach to executive compensation and leads to support of our executive compensation program. We remain steadfast in our belief that the principles underlying our executive compensation philosophy and process ensure that executives remain focused on our single purpose as a firm—to generate and compound wealth over the long term for clients. We believe that our approach has, over the course of the firm’s history, successfully supported our purpose and, consequently, the long-term growth of the business. And we believe our approach will continue to support the firm, its clients and its stockholders well into the future.
The Compensation Committee
Jeffrey A. Joerres, Chair
Jennifer A. Barbetta
Tench Coxe

COMPENSATION PROGRAM FEATURES
Our executive compensation program includes the following features that we believe reflect sound corporate pay governance:

What we do		What we don't do
✓	Align pay with performance; majority of compensation is performance based	✗ ✗	No employment agreements No bonus guarantees
✓	Require that approximately 1/2 of all equity awarded include career vesting conditions	✗	No retirement income or pension plans other than the same 401(k) plan available to all employees
✓	Utilize double-trigger change in control provisions on all equity awarded to named executive officers	✗	No benefit plans or perquisites that cover only one or more of our named executive officers
✓	Maintain equity ownership guidelines requiring a significant amount of Company equity be held by named executive officers	✗ ✗	No short sales or hedging of Company stock; restrictions on pledging of Company stock No "golden parachute" tax gross ups
✓	Maintain a clawback policy that permits the Board to recoup cash bonuses and equity from executive officers under certain circumstances
✓	Retain an independent compensation consultant

ELEMENTS OF OUR NAMED EXECUTIVE OFFICERS' COMPENSATION
The elements of our named executive officer compensation program include:
▪Base salary
▪Performance-based cash bonus
▪Performance-based equity awards
▪Retirement benefits
▪Other benefits
Base Salary
Base salaries are intended to provide our named executive officers with a degree of financial certainty and stability that does not depend on performance. Our named executive officers’ base salaries represent a relatively small portion of their overall total direct compensation. We believe that the majority of their pay should be based on performance.
The base salary for our Chief Executive Officer is $500,000 and for all other executive officers is $300,000. These base salaries are below our peer median and have not been increased since 2018. Throughout the firm’s history, executive salaries have only been increased one time—the 2018 increase.
Performance-Based Cash Bonus and Equity Awards
Performance-based cash bonuses and performance-based equity awards are determined at or after the end of each year consistent with the key principles described above in Executive Compensation Philosophy and Approach—A Letter from the Compensation Committee.
The equity granted to our named executive officers is subject to long-term time vesting and/or performance vesting conditions. In addition, generally one-half of all equity awarded to our named executive officers contains career vesting conditions that, with certain exceptions, means equity will only vest if and when the executive retires from the Company in accordance with qualifying retirement conditions. Equity awarded to our named executive officers consists of either restricted stock or performance share units, as described below.
Restricted Stock. Restricted stock awarded to our named executive officers consists of standard restricted shares and career shares. Our standard restricted shares vest pro-rata over the five years following the date of grant, subject to continued employment. With certain exceptions, career shares will only vest once they have become eligible to vest and a qualifying retirement occurs, as follows:
▪Vesting Eligibility: 20% of each career share award becomes eligible to vest in each of the five years following the year of grant.
▪Qualifying Retirement: Requires that the award recipient (i) has been employed by us for at least 10 years at the time of retirement; (ii) has provided, for named executive officers, 18 months’ notice of retirement (subject to our right to accept a shorter period of notice); and (iii) has remained at the Company through the retirement notice period.
Career shares and standard restricted shares will also vest upon a termination of employment due to death or disability and after a change in control if the Company terminates a named executive officer without cause or they resign without good reason, in either case, within two years of the change in control. In addition, after the fifth anniversary of the grant date, if the Company terminates a recipient without cause (as defined in the award agreement), eligible career shares will vest, provided that the recipient has at least 10 years of service with the Company at the time of termination.
Performance Share Units (PSUs). Certain of our named executive officers, including our Chief Executive Officer, receive PSUs in lieu of restricted stock awards. The PSUs have a three-year performance period, after which achievement of the performance conditions is assessed by the Compensation Committee.
PSUs will be eligible to vest if performance conditions are met, as determined by the Compensation Committee after completion of the performance period, as follows:
▪50% of the PSUs will be eligible to vest if the recipient remains employed by Artisan through the performance period.
▪100% of the PSUs will be eligible to vest if the recipient satisfies the service condition and either (i) the firm’s adjusted operating margin during the performance period exceeds the median for a defined peer group or (ii) the firm’s total shareholder return during the performance period exceeds the median of the peer group.
▪150% of the PSUs will be eligible to vest if the recipient satisfies the service condition and both the operating margin and total shareholder return performance conditions.
Once the Compensation Committee has determined the number of PSUs that are eligible to vest with respect to a performance period, one-half of the total PSUs eligible to vest will vest and the underlying shares will be delivered. The other half of PSUs eligible to vest will be further subject to career vesting conditions that, with certain exceptions, means the PSUs will vest and the underlying shares will be delivered only upon a qualifying retirement as described above.
Similar to the restricted stock, PSUs will also vest upon a termination of employment due to death or disability and after a change in control if the Company terminates a named executive officer without cause or they resign without good reason, in either case, within two years of the change in control. In addition, after the fifth anniversary of the grant date, if the Company terminates a recipient without cause (as defined in the award agreement), all career PSUs previously determined to be eligible to vest but not having vested will vest, provided that the recipient has at least 10 years of service with the Company at the time of termination.

The peer group for purposes of the PSU awards granted in January 2022 with respect to fiscal year 2021 performance, consists of the following publicly traded asset management companies.

AllianceBernstein	Franklin Resources	T. Rowe Price Group
Affiliated Managers Group	Invesco	Victory Capital
BlackRock	Janus Henderson Investors	Virtus Investment Partners
Federated Hermes	Lazard
The peer group identified above is different from the executive reference group assembled by McLagan, the compensation consultant, which includes both public and private firms. The Compensation Committee may adjust the peer group used for the PSU awards in the event a merger, acquisition or other material corporate transaction impacts the status of a named peer.
For purposes of the PSU performance conditions, “adjusted operating margin” represents adjusted (non-GAAP) operating margin, if reported by the company. If adjusted operating margin is not reported, GAAP margin is used. If no operating margin is reported, consolidated revenues and consolidated expenses are used to calculate an operating margin. Additional adjustments may be made to the calculation of adjusted operating margin by the Compensation Committee as needed to improve the comparability amongst Artisan and the peer group.
We intend to continue to grant annual equity awards to our named executive officers under the Omnibus Plan, which provides for a wide variety of awards. The size and structure of the equity awards previously granted may not be indicative of future awards. Future equity awards may be granted in a mix of restricted shares (both standard and career) and performance share units, and subject to both time- and performance-based vesting conditions. We generally expect that one-half of the equity awarded to our executive officers will include career vesting conditions.
Retirement Benefits
We believe that providing a cost-effective retirement benefit for the Company’s employees is an important recruitment and retention tool. Accordingly, the Company maintains, and each of the named executive officers participates in, a contributory defined contribution retirement plan for all U.S.-based employees, and matches 100% of each employee’s contributions (other than catch-up contributions by employees age 50 and older) up to the annual limit which, for 2022, is $20,500. We also maintain retirement plans or make retirement plan contributions (or equivalent cash payments) for our employees based outside the U.S. The opportunity to participate in a retiree health plan, at the sole expense of the retiree, is available to employee-partners and career share recipients who have at least 10 years of service with us at the time of retirement.
Other Benefits
Our named executive officers participate in the employee health and welfare benefit programs we maintain, including medical, group life and long-term disability insurance, and health care savings accounts, on the same basis as all U.S. employees, subject to satisfying any eligibility requirements and applicable law. We also generally provide employer-paid parking or transit assistance and, for our benefit and convenience, on-site food and beverages, benefits which our named executive officers enjoy on the same terms as all of our employees.
DETERMINATION OF COMPENSATION
The Compensation Committee has a comprehensive process for determining executive compensation as described above in Executive Compensation Philosophy and Approach—A Letter from the Compensation

Committee. Additional information regarding the process and certain other items considered by the Compensation Committee are set forth below.
Role of Compensation Committee, Board of Directors and Chief Executive Officer. Our Compensation Committee, which is comprised solely of directors who qualify as independent under applicable SEC and NYSE rules, has ultimate responsibility for all compensation decisions relating to our named executive officers. Other members of the Board regularly attend and participate in meetings of the Compensation Committee, and the members of the Compensation Committee and Board regularly meet in executive session without management present. The decisions of the Compensation Committee are reported to the entire Board.
Our Chief Executive Officer evaluates the performance of, and makes recommendations to our Compensation Committee regarding compensation matters involving, the other named executive officers. Our Compensation Committee, with input from the full Board, evaluates the performance of our Chief Executive Officer. The Compensation Committee then makes determinations regarding the compensation of our named executive officers.
Use of Compensation Consultant. Our Compensation Committee has retained the services of McLagan, a compensation consultant, to provide advice regarding our named executive officer and non-employee director compensation programs. McLagan provides the Compensation Committee with information on competitive pay levels for our executive officers and directors vis-à-vis an executive reference peer group consisting of both public and private asset management firms. McLagan also provides the Compensation Committee with information about compensation trends in the investment management industry generally. The Compensation Committee considers the information provided by McLagan in the context of our unique philosophy and business model and our differentiated approach to executive compensation.
McLagan must receive pre-approval from the chair of our Compensation Committee prior to accepting any non-survey-related work from management. Our Compensation Committee has assessed the independence of McLagan pursuant to SEC rules and concluded that no conflict of interest exists that prevents McLagan from independently advising the Compensation Committee.
Peer Group Compensation Review. Our Compensation Committee considers the individual and aggregate pay levels and financial and operational performance of other asset management companies in connection with its compensation decision-making process. We do not seek to benchmark our executive compensation to that of our peers. Instead, the Compensation Committee reviews the information to stay informed of competitive pay levels, compensation structure, and compensation trends in the investment management industry. The Compensation Committee regards peer group information as a reasonable reference point and one of multiple perspectives considered when determining executive compensation.
Stockholder Engagement Feedback. In an effort to provide greater transparency around our executive compensation philosophy and approach, we initiated targeted engagement efforts in early 2022. We invited our top institutional stockholders, representing, as of December 31, 2021, approximately 49% of our outstanding shares, and approximately 64% of our publicly held Class A shares to participate in a call with members of our executive management team. In response to our requests, we held meetings with 17 of our largest institutional stockholders representing 42% of our publicly held Class A shares. Of these stockholders, 14 (representing approximately 37% of our publicly held Class A shares) expressed support for our executive compensation program. Stockholders provided the following feedback regarding our executive compensation program:

What We Heard	How We Responded
More transparency into the key priorities that are set by the Board and used for purposes of evaluating executives' performance should be provided.
Key Principle #1 in the letter from our Compensation Committee identifies the firm's long-term strategic objectives, along with key accomplishments that relate to the priorities established by the Board. Key priorities, which address specific areas of opportunity and disruption, are more tactical in nature and therefore are not disclosed. We will consider ways to provide additional transparency into the firm's key priorities going forward.

Clarification regarding whether key priorities are applicable to individual executive officers or to the executive team as a whole is desired.	Key Principle #1 in the letter from our Compensation Committee clarifies that, in general, each executive has priorities upon which he or she must focus in order to achieve the firm's strategic objectives. The executive team continuously works together as a group to support the firm's purpose.
More transparency into the key measures used by the Compensation Committee to assess the firm's operating and financial results should be provided.	Key Principle #2 in the letter from our Compensation Committee discusses in detail the key measures used to assess the firm's performance over both annual and longer-term time horizons. Predetermined formulas and "target" levels of performance are not used when evaluating the firm's results or determining compensation because such targets could limit the Compensation Committee's ability to modify levels of performance-based pay in response to rapidly changing market conditions—an ability that is critical in light of how changes in market conditions impact our business. Such formulas and targets also over-emphasize short-term results and could incentivize behavior that is inconsistent with our long-standing business model and culture.
In addition to engaging with our top institutional stockholders, we invited two major proxy advisory firms to meet with us during the first quarter of 2022 but were unsuccessful in securing meetings. We also regularly engage with our employees, who collectively held 12.6% of our outstanding common stock as of the record date. And we reach out to our Class C stockholders, who collectively held 11.5% of our outstanding common stock as of the record date, on a quarterly basis.
Results of Advisory Vote on Executive Compensation. The Compensation Committee considers the results of the Company’s advisory vote on compensation when determining the amount and type of compensation paid to the named executive officers and the structure of the executive compensation program generally. The Company did not have an advisory vote on compensation at its 2020 or its 2021 annual meetings of stockholders. At the 2019 annual meeting of stockholders, the advisory vote on executive compensation received stockholder support with approximately 64% of the votes cast in favor of our executives' compensation. The Compensation Committee values the input of our stockholders and is mindful of the level of support received. Over the course of the Company’s history, the Company’s executive compensation program has worked well to attract and retain highly talented individuals, reward the achievement of superior long-term performance, and align the interests of those individuals with our clients, stockholders and key investment professionals. The Compensation Committee has implemented a number of enhancements to the executive compensation program since the 2019 annual meeting, including the introduction of performance share units and additional transparency into its philosophy and approach. The Compensation Committee will continue to consider other changes to the executive compensation program in the future.
Tax and Accounting Considerations. When it reviews compensation matters, our Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to its named executive officers. The Compensation Committee believes that accounting and tax considerations are one of many aspects of determining executive compensation and therefore such considerations should not unduly influence the overall design of the executive compensation program.

2021 EXECUTIVE COMPENSATION PROCESS AND DECISIONS
At its January 2021 meeting, our Compensation Committee and Board discussed and agreed upon a set of strategic objectives and key priorities against which to evaluate performance and determine bonuses for 2021. At each subsequent quarterly meeting, the Compensation Committee and Board reviewed the status of the key priorities and assessed the Company’s year-to-date business and financial performance.
In December 2021, the Compensation Committee determined annual cash bonuses and, in January 2022, the Board approved equity awards. When making its determinations with respect to the named executive officers, the Compensation Committee assessed the accomplishment of the 2021 strategic objectives and key priorities and considered the Company's 2021 operating and financial results, as more fully discussed above in Executive Compensation Philosophy and Approach—A Letter from the Compensation Committee. Based on the key accomplishments and strong financial and operating performance described therein, the Compensation Committee determined to pay 2021 performance-based cash bonuses as follows:

Name	Performance-Based Cash Bonus ($)
Eric R. Colson	5,500,000
Charles J. Daley, Jr.	2,250,000
Jason A. Gottlieb	3,300,000
Sarah A. Johnson	1,400,000
Christopher J. Krein	2,000,000
The Compensation Committee also recommended, and our Board subsequently approved, equity awards with respect to 2021. The aggregate equity award consisted of a total of approximately 787,372 restricted stock awards, 1,331 restricted stock units and 95,940 PSUs, of which a total of 32,974 restricted shares and all 95,940 PSUs (or 15% of the total grant) were awarded to our named executive officers as follows:

Name	Performance Share Units (#)	Restricted Shares (#)	Grant Date Fair Value ($)
Eric R. Colson	35,976	—	1,924,716
Charles J. Daley, Jr.	—	16,787	702,704
Jason A. Gottlieb	35,976	—	1,924,716
Sarah A. Johnson	—	16,187	677,588
Christopher J. Krein	23,988	—	1,283,358
Consistent with our long-standing philosophy on executive compensation, and equity compensation specifically, one-half of each equity award is subject to career vesting conditions.
OTHER COMPENSATION POLICIES AND PRACTICES
Equity Ownership Guidelines. Executive officers are expected to own shares of the Company’s common stock and/or Class B common units of Artisan Partners Holdings equal in value to eight times base salary for the Chief Executive Officer and three times base salary for all other executive officers. Current executive officers have a period of five years from the time the guidelines were adopted in February 2018 to comply with the ownership requirements. In the future, any individual becoming an executive officer will have a period of five years from the time of his or her designation as an executive officer to comply with the guidelines. As of December 31, 2021, each of our named executive officers held equity in excess of their base salary as follows: 66 times base salary for Mr. Colson; 15 times base salary for Mr. Daley; 25 times base salary for Mr. Gottlieb; 20 times base salary for Ms. Johnson; and 9 times base salary for Mr. Krein.
Compensation Clawback Policy. Our executive compensation clawback policy provides that in the event of a material restatement of the Company’s financial results within three years of the original reporting, the Board will review the facts and circumstances that led to the restatement and, if the Board determines that an executive officer engaged in fraud or willful misconduct leading to material noncompliance with any financial reporting requirements and the restatement, the Board may choose to recover certain compensation paid to an executive officer in an amount that the Board determines is the difference between the amount of compensation paid or granted to the executive officer and the amount of compensation that would have been paid or granted to the executive officer based upon the restated financial results. Compensation subject to this policy includes both performance-based cash bonuses and performance-based equity awards.
Hedging and Pledging Policies. Our code of ethics and insider trading policies prohibit our directors and employees, including our executive officers, from engaging in hedging transactions involving any derivative security relating to Company securities, whether or not the instrument is issued by the Company. Our directors and employees are also restricted from pledging Company securities when they are in possession of material, nonpublic information or otherwise are not permitted to trade in Company securities, such as during any black-out period.
RISK MANAGEMENT AND OUR COMPENSATION PROGRAM
We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient in amount or appropriately structured to attract and to retain talent, and the risk that compensation may provide unintended short-term incentives. To combat the risk that our compensation might not be sufficient or be inappropriately structured, we strive to use a compensation structure, and set compensation levels, for all employees in a way that we believe promotes retention. To avoid unintended short-term incentives, we make equity awards subject to multi-year vesting schedules and, for certain employees (including all of our named executive officers), provide for career vesting conditions on a portion of the equity awards received. In addition, our named executive officers are subject to equity ownership guidelines and a compensation clawback policy that applies to both cash and equity awards. We believe that both the structure and levels of compensation have aided us in attracting and retaining key personnel. In addition, we believe that the long duration nature of our equity awards prioritizes long-term value creation and sustainable growth. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders.
Based on the foregoing, we do not believe that our compensation policies and practices motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Our Compensation Committee will continue to monitor the effects of its compensation decisions to determine whether risks are being appropriately managed.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in Artisan Partners Asset Management’s proxy statement.

                        Compensation Committee:
Jeffrey A. Joerres, Chair
Jennifer A. Barbetta
Tench Coxe

Executive Compensation Tables
SUMMARY COMPENSATION TABLE
The following table provides information regarding the compensation of each of our named executive officers during the years ended December 31, 2021, 2020 and 2019.
The applicable SEC rules require that for purposes of the Summary Compensation Table, the value of an equity award be reported in the year of grant rather than the year with respect to which the award was made. Accordingly, the stock awards reported for 2021, 2020 and 2019 reflect the awards made in January of each of those years. Because we consider the value of the equity awards we make each January to be a part of each named executive officer’s compensation for the prior year, we have included those values in the row for the prior year in the table at the beginning of the Compensation Discussion and Analysis, as well as in the table immediately following the Summary Compensation Table.

Name & Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Eric R. Colson Chief Executive Officer	2021	500,000	5,500,000	1,934,599	171,950	8,106,549
	2020	500,000	5,225,000	1,573,500	230,134	7,528,634
	2019	500,000	4,750,000	445,634	149,772	5,845,406
Charles J. Daley, Jr. Chief Financial Officer	2021	300,000	2,250,000	497,754	108,804	3,156,558
	2020	300,000	1,950,000	152,100	124,889	2,526,989
	2019	300,000	1,850,000	114,600	94,854	2,359,454
Jason A. Gottlieb President	2021	300,000	3,300,000	1,934,599	54,668	5,589,267
	2020	300,000	2,700,000	1,573,500	46,382	4,619,882
	2019	300,000	2,450,000	916,800	46,476	3,713,276
Sarah A. Johnson Chief Legal Officer	2021	300,000	1,400,000	497,754	100,275	2,298,029
	2020	300,000	1,150,000	152,100	105,610	1,707,710
	2019	300,000	1,100,000	114,600	87,207	1,601,807
Christopher J. Krein Executive Vice President	2021	300,000	2,000,000	1,289,773	51,787	3,641,560
	2020	300,000	1,500,000	388,700	45,110	2,233,810
(1) Amounts in this column represent the annual performance-based cash bonuses earned by our named executive officers in 2021, 2020 and 2019. The 2021 and 2020 cash bonuses were paid in December 2021 and December 2020, respectively. The 2019 cash bonuses were paid in February 2020.

(2) Amounts reported represent the grant date fair value of the equity granted to each named executive officer in the year indicated. We consider the value of the equity awards we made in 2022, 2021 and 2020 to be a part of each named executive officer’s compensation for 2021, 2020 and 2019, respectively. Therefore, in the supplemental table immediately following the Summary Compensation Table, we report the grant date fair value of the equity awards for the year with respect to which it was granted. The values reported for awards of restricted shares represent the grant date fair value as computed in accordance with FASB ASC Topic 718 based upon the price of our common stock at the grant date. The values reported for PSUs represent the grant date fair value based upon the probable outcome of the performance conditions. In accordance with FASB ASC Topic 718, grant date fair value of the PSUs is based on satisfying the service condition, achieving the adjusted operating margin condition, and the outcome of the total shareholder return performance condition using a Monte Carlo valuation method.

(3) Amounts in this column represent the aggregate dollar amount of all other compensation received by our named executive officers. All other compensation includes, but is not limited to (a) Company matching contributions to contributory defined contribution plan accounts equal to 100% of their pre-tax contributions (excluding catch-up contributions for named executive officers age 50 and older) up to the limitations imposed under applicable tax rules, which contributions totaled $19,500 for each named executive officer in 2021; (b) health and vision insurance premiums and HSA contributions paid by the Company for plans that are generally offered to all employees on a nondiscriminatory basis in the aggregate amount of approximately $30,000 for each named executive officer in 2021; and (c) reimbursement for 2021 self-employment payroll tax expense as follows: $120,075 for Mr. Colson; $56,929 for Mr. Daley, and $46,418 for Ms. Johnson.

As noted above, the Summary Compensation Table reflects the value of the equity awarded to each named executive officer in the year in which it was granted, as required by SEC disclosure rules. The supplemental table below reflects the value of the equity awarded to each named executive officer for the year with respect to which it was granted.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Eric R. Colson	2021	500,000	5,500,000	1,924,716	171,950	8,096,666
	2020	500,000	5,225,000	1,934,599	230,134	7,889,733
	2019	500,000	4,750,000	1,573,500	149,772	6,973,272
Charles J. Daley, Jr.	2021	300,000	2,250,000	702,704	108,804	3,361,508
	2020	300,000	1,950,000	497,754	124,889	2,872,643
	2019	300,000	1,850,000	152,100	94,854	2,396,954
Jason A. Gottlieb	2021	300,000	3,300,000	1,924,716	54,668	5,579,384
	2020	300,000	2,700,000	1,934,599	46,382	4,980,981
	2019	300,000	2,450,000	1,573,500	46,476	4,369,976
Sarah A. Johnson	2021	300,000	1,400,000	677,588	100,275	2,477,863
	2020	300,000	1,150,000	497,754	105,610	2,053,364
	2019	300,000	1,100,000	152,100	87,207	1,639,307
Christopher J. Krein	2021	300,000	2,000,000	1,283,358	51,787	3,635,145
	2020	300,000	1,500,000	1,289,773	45,110	3,134,883
(1) Represents equity awarded with respect to each of fiscal years 2021, 2020 and 2019. Equity awards for Mr. Daley and Ms. Johnson consisted of shares of restricted stock. Equity awards for Mr. Colson, Mr. Gottlieb and Mr. Krein consisted of PSUs as set forth below:

		Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Threshold (#)	Target (#)	Grant Date Fair Value of Awards ($) (A)
Eric R. Colson	1/25/2022	17,988	53,964	1,924,716
	1/26/2021	14,106	42,317	1,934,599
	2/11/2020	15,000	45,000	1,573,500
Jason A. Gottlieb	1/25/2022	17,988	53,964	1,924,716
	1/26/2021	14,106	42,317	1,934,599
	2/11/2020	15,000	45,000	1,573,500
Christopher J. Krein	1/25/2022	11,994	35,982	1,283,358
	1/26/2021	9,405	28,212	1,289,773
(A) Represents the value of performance share units based on the expected outcome as of the date of grant. In accordance with FASB ASC Topic 718, grant date fair value is based on satisfying the service condition, achieving the adjusted operating margin condition, and the outcome of the total shareholder return performance condition using a Monte Carlo valuation method.

GRANTS OF PLAN-BASED AWARDS DURING 2021
The following table provides information regarding plan-based awards granted to each of our named executive officers in the year ended December 31, 2021. In accordance with SEC rules, the table does not include awards that were granted in 2022, which we consider to be part of 2021 compensation. See above for information regarding those awards.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold (#)	Target (#)
Eric R. Colson	1/26/2021	14,106	42,317	—	1,934,599
Charles J. Daley, Jr.	1/26/2021	—	—	9,404	497,754
Jason A. Gottlieb	1/26/2021	14,106	42,317	—	1,934,599
Sarah A. Johnson	1/26/2021	—	—	9,404	497,754
Christopher J. Krein	1/26/2021	9,405	28,212	—	1,289,773
(1) Represents the minimum and maximum number of shares of stock that would be issued upon the vesting of the PSUs granted in 2021. There is no difference between target and maximum grant levels. A description of the performance conditions for the PSUs is provided above in “Compensation Discussion and Analysis—Performance-Based Cash Bonus and Equity Awards”. One-half of the total PSUs eligible to vest upon achievement of the performance condition(s) will vest and the underlying shares will be delivered. The other half of the PSUs eligible to vest will be further subject to career vesting conditions. Outstanding PSUs entitle the holder to dividend equivalents. Dividend equivalents are paid on PSUs at the same time, and in the same amounts, as dividends are paid on outstanding shares of our Class A common stock.

(2) Represents the number of restricted shares of our Class A common stock granted in 2021. One-half of each award consisted of standard restricted shares and the other half consisted of career shares. Vesting conditions for standard restricted shares and career shares are described above in the “Compensation Discussion and Analysis—Performance-Based Cash Bonus and Equity Awards”. Restricted shares of Class A common stock entitle the holder to dividends. Dividends are paid on restricted shares at the same time, and in the same amounts, as dividends are paid on other outstanding shares of our Class A common stock.

(3) In accordance with FASB ASC Topic 718, grant date fair value of restricted stock awards is computed based upon the price of our common stock at the grant date. Grant date fair value of the PSUs is based on satisfying the service condition, achieving the adjusted operating margin condition, and the outcome of the total shareholder return performance condition using a Monte Carlo valuation method.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021
The following table provides information about the outstanding unvested equity awards held by each of our named executive officers as of December 31, 2021.

Name	Number of Shares or Units of Stock That Have not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Eric R. Colson	63,355	3,018,232	87,317	4,159,782
Charles J. Daley, Jr.	34,074	1,623,285	—	—
Jason A. Gottlieb	48,275	2,299,821	87,317	4,159,782
Sarah A. Johnson	32,604	1,553,255	—	—
Christopher J. Krein	16,657	793,539	28,212	1,344,020
(1) Represents the number of unvested restricted shares of Class A common stock and the number of unvested PSUs as of December 31, 2021, that are scheduled to vest as set forth in the table below. The number of PSUs shown here assumes target level vesting conditions were met as of December 31, 2021.

Name	Vest Date	Restricted Stock	Performance Share Units
Eric R. Colson	February 2022	5,595	—
	February 2023	4,594	22,500
	February 2024	1,945	21,159
	Qualified Retirement	51,221	43,658
Charles J. Daley, Jr.	February 2022	3,050	—
	February 2023	2,550	—
	February 2024	1,891	—
	February 2025	1,390	—
	February 2026	941	—
	Qualified Retirement	24,252	—
Jason A. Gottlieb	February 2022	12,325	—
	February 2023	5,325	22,500
	February 2024	4,000	21,159
	Qualified Retirement	26,625	43,658
Sarah A. Johnson	February 2022	2,840	—
	February 2023	2,340	—
	February 2024	1,891	—
	February 2025	1,390	—
	February 2026	941	—
	Qualified Retirement	23,202	—
Christopher J. Krein	February 2022	3,036	—
	February 2023	2,677	—
	February 2024	1,677	16,471
	February 2025	1,150	—
	Qualified Retirement	8,117	11,741
(2) Awards were valued based on the closing price of our Class A common stock on the NYSE on December 31, 2021, which was $47.64.
EQUITY AWARDS VESTED DURING THE YEAR ENDED DECEMBER 31, 2021
The following table provides information about the value realized by each of our named executive officers during the year ended December 31, 2021, upon the vesting of equity awards.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Eric R. Colson	8,594	448,263
Charles J. Daley, Jr.	3,110	162,218
Jason A. Gottlieb	23,195	1,200,030
Sarah A. Johnson	2,900	151,264
Christopher J. Krein	4,651	242,596
(1) The value of the restricted shares of Class A common stock that vested during 2021 is based on the stock price of our Class A common stock on each respective vesting date.
CEO PAY RATIO - 35:1
Our CEO pay ratio compares our CEO’s annual total compensation in 2021 to that of the median of the annual total compensation of all other Company employees (the “Median Employee”) for the same period. The calculation of annual total compensation of all other employees was determined in the same manner as the “Total Compensation” shown for our CEO in the Summary Compensation Table above and therefore includes each employee’s base, bonus, equity-based awards, and the value of Company-paid benefits. We included all employees as of December 31, 2021 in our analysis.
The annual total compensation for 2021 for our CEO was $8,106,549 and for the Median Employee was $231,215. The resulting ratio of our CEO’s pay to the pay of our Median Employee for 2021 is 35 to 1.
OTHER BENEFITS
We do not sponsor or maintain any defined benefit pension or retirement benefits for the benefit of our named executive officers.
We do not sponsor or maintain any nonqualified defined contribution or other nonqualified deferred compensation plans for the benefit of our named executive officers.
EMPLOYMENT AGREEMENTS
We do not have employment agreements with any of our named executive officers. Upon commencement of employment, each named executive officer received an offer letter outlining the initial terms of employment. None of these terms affected compensation paid to our named executive officers in 2021 and will not affect compensation paid in future years.
Each of our named executive officers has agreed, pursuant to his or her equity award agreements, to certain restrictive covenants, including agreements not to compete with us or solicit our clients and employees, in each case for one year after he or she ceases to be employed by the Company. The enforceability of the restrictive covenants may be limited depending on an individual's particular facts and circumstances.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Our named executive officers are all employed on an “at will” basis, which enables us to terminate their employment at any time. Our named executive officers do not have agreements that provide severance benefits. We do not offer or have in place any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control (other than our contributory defined contribution plan). Under certain circumstances, a named executive officer may be offered severance benefits to be negotiated at the time of termination.
Equity awards granted to our named executive officers are evidenced by an award agreement that sets forth the terms and conditions of the award and the effect of any termination event or change in control on unvested awards. All outstanding equity awards will vest upon a termination of employment due to death or disability and, in the context of a change of control, if the Company terminates a named executive officer without cause or he or she resigns for good reason, in either case, within two years of the change in control. In addition, if on or after the fifth anniversary of a grant date, the Company terminates the employment of a career award recipient without cause (as defined in the applicable award agreement) and the recipient has at least ten years of service with the Company as of the date of termination, those career awards granted five years or more ago will vest in full as of the date of such termination, provided that for career PSUs, the PSUs had previously been determined to be eligible to vest by the Compensation Committee.
Each of our named executive officers has been granted standard restricted shares and career shares. Messrs. Colson, Gottlieb and Krein have also been granted performance share units, half of which are subject to career vesting conditions.

The following table provides the value of the accelerated vesting and retirement vesting of equity that would have been realized for each of the named executive officers if his or her employment had ended on December 31, 2021 under the circumstances indicated.

Name	Death or Disability	Qualifying Termination in Connection with Change in Control	Qualified Retirement (1)	Involuntary Termination without Cause
Eric R. Colson
Standard Restricted Shares (2)	578,064	578,064	—	—
Career Shares (3)	2,440,168	2,440,168	1,862,200	1,107,630
Standard Performance Share Units (2)	1,386,610	1,386,610	—	—
Career Performance Share Units (3)	1,386,562	1,386,562	—	—
Charles J. Daley, Jr.
Standard Restricted Shares (2)	467,920	467,920	—	—
Career Shares (3)	1,155,365	1,155,365	687,445	428,760
Jason A. Gottlieb
Standard Restricted Shares (2)	1,031,406	1,031,406	—	—
Career Shares (3)	1,268,415	1,268,415	—	—
Standard Performance Share Units (2)	1,386,610	1,386,610	—	—
Career Performance Share Units (3)	1,386,562	1,386,562	—	—
Sarah A. Johnson
Standard Restricted Shares (2)	447,911	447,911	—	—
Career Shares (3)	1,105,343	1,105,343	657,432	428,760
Christopher J. Krein
Standard Restricted Shares (2)	406,846	406,846	—	—
Career Shares (3)	386,694	386,694	—	—
Standard Performance Share Units (2)	560,675	560,675	—	—
Career Performance Share Units (3)	335,338	335,338	—	—
(1) Amounts shown in the “Qualified Retirement” column reflect the value of career shares that have satisfied the pro-rata vesting and 10 years of service requirements as of December 31, 2021 and would therefore be eligible to vest had the named executive officer provided 18 months' advance notice and retired as of that date. None of our named executive officers have provided us with notice of retirement. For named executive officers that hold Class B common units of Artisan Partners Holdings, the number of shares received upon exchange of Class B common units that may be sold in any one-year period may increase upon retirement, provided that the named executive officer gave sufficient notice of retirement. In addition, all career award recipients, including each of our named executive officers, have the opportunity to participate in a retiree health plan, at the sole expense of the retiree.

(2) Represents the value of the accelerated vesting of standard restricted shares and standard PSUs based on the closing price of our Class A common stock on the NYSE on December 31, 2021, which was $47.64 per share. Any outstanding standard restricted shares and standard PSUs will become fully vested upon the holder’s death or disability or upon a qualifying termination of employment in connection with a change in control (subject to continued employment through such occurrence).

(3) Represents the value of the accelerated vesting and retirement vesting of career shares and career PSUs based on the closing price of our Class A common stock on the NYSE as of December 31, 2021, which was $47.64 per share. Any outstanding career shares and career PSUs will become fully vested upon the holder’s death or disability or upon a qualifying termination of employment in connection with a change in control (subject to continued employment through such occurrence). Career PSUs that have met the performance vesting conditions and outstanding career shares will also fully vest if, after the fifth anniversary of the grant date, the Company terminates the holder without cause (as defined in the award agreement), provided that he or she has at least 10 years of service with the Company at the time of termination.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of our common stock as of April 8, 2022, for:
▪each person known by us to beneficially own more than 5% of any class of our outstanding shares as of April 8, 2022, or such other date as indicated in the footnotes below;
▪each of our named executive officers;
▪each of our directors; and
▪all of our executive officers and directors as a group.
Because we have disclosed the ownership of shares of our Class B common stock and Class C common stock (which correspond to partnership units that are exchangeable for Class A common stock), the shares of Class A common stock underlying partnership units are not separately reflected in the table below.
Applicable percentage ownership is based on 67,656,269 shares of Class A common stock (including 257,591 restricted stock units that are currently outstanding), 3,111,745 shares of Class B common stock and 9,126,617 shares of Class C common stock outstanding at April 8, 2022. The aggregate percentage of combined voting power represents voting power with respect to all shares of our common stock voting together as a single class and is based on 79,637,040 total votes attributed to 79,637,040 total shares of outstanding common stock, as each share of our common stock entitles its holder to one vote per share.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.
Except as otherwise indicated, the address for each stockholder listed below is c/o Artisan Partners Asset Management Inc., 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

							Aggregate % of Combined Voting Power
	Class A(1)		Class B		Class C
	No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class
Directors, Named Executive Officers and Members of the Stockholders Committee:
Stockholders Committee(2)	6,959,697	10%	3,111,745	100%	—	—	13%
Eric R. Colson(3)(4)	124,943	*	482,463	16%	—	—	—
Charles J. Daley, Jr.(3)(5)	51,261	*	60,050	2%	—	—	*
Jason A. Gottlieb(3)(4)	63,713	*	—	—	—	—	—
Sarah A. Johnson(3)	71,591	*	74,464	2%	—	—	*
Christopher J. Krein(3)(4)	24,135	*	—	—	—	—	—
Gregory K. Ramirez(3)	66,491	*	77,364	2%	—	—	*
Jennifer A. Barbetta(6)	8,107	*	—	—	—	—	—
Matthew R. Barger(6)(7)	50,113	*	—	—	1,242,002	14%	2%
Tench Coxe(6)(8)	531,321	*	—	—	—	—	*
Stephanie G. DiMarco(6)(9)	125,278	*	—	—	—	—	*
Jeffrey A. Joerres(6)(10)	53,613	*	—	—	—	—	*
Saloni S. Multani(6)(11)	5,953	*	—	—	—	—	—
Andrew A. Ziegler(6)(12)	48,195	*	—	—	3,455,973	38%	4%
Directors and executive officers as a group	7,788,077	12%	3,111,745	100%	4,697,975	51%	19%
5+% Stockholders:
MLY Holdings Corp.(3)(13)	—	—	547,108	18%	—	—	—
James C. Kieffer(3)	—	—	427,030	14%	—	—	—
Michael C. Roos(3)	11,680	*	301,505	10%	—	—	*
N. David Samra(3)	916,675	1%	231,346	7%	—	—	—
Daniel L. Kane(3)	11,799	*	158,937	5%	—	—	—
Artisan Investment Corporation(12)	—	—	—	—	3,455,973	38%	4%
Arthur Rock 2000 Trust	—	—	—	—	1,153,280	13%	1%
Scott C. Satterwhite	—	—	—	—	723,768	8%	*
Big Fish Partners LLC	—	—	—	—	484,385	5%	*
Kayne Anderson Rudnick Investment Management LLC(14)	3,791,098	6%	—	—	—	—	4%
The Vanguard Group(15)	6,040,704	9%	—	—	—	—	*
Blackrock Inc.(16)	5,035,039	7%	—	—	—	—	6%
*Less than 1%.
(1)    Subject to certain exceptions, the persons who hold shares of our Class B common stock and Class C common stock (which correspond to partnership units that generally are exchangeable for Class A common stock) are currently deemed to have beneficial ownership over a number of shares of our Class A common stock equal to the number of shares of our Class B common stock and Class C common stock reflected in the table above, respectively. Because we have disclosed the ownership of shares of our Class B common stock and Class C common stock, the shares of Class A common stock underlying partnership units are not separately reflected in the table above.
(2)    Each of our employees to whom we have granted equity has entered into a stockholders agreement pursuant to which they granted an irrevocable voting proxy with respect to all of the shares of our common stock they have acquired from us and any shares they may acquire from us in the future to a stockholders committee currently consisting of Mr. Colson, Mr. Daley and Mr. Ramirez. All shares subject to the stockholders agreement are voted in accordance with the majority decision of those three members. Shares originally subject to the agreement cease to be subject to it when sold by the employee or upon the termination of the employee’s employment with us. The number of shares of Class A and Class B common stock in this row includes all shares of Class A common stock and Class B common stock that we have granted to current employees and that have not yet been sold by those employees. As members of the stockholders committee, Mr. Colson, Mr. Daley and Mr. Ramirez share voting power over all of these shares. Other than as shown in the row applicable to each of them individually, none of Mr. Colson, Mr. Daley or Mr. Ramirez has investment power with respect to any of the shares subject to the stockholders agreement, and each disclaims beneficial ownership of such shares.
(3)    Pursuant to the stockholders agreement, Mr. Colson, Mr. Daley, Mr. Gottlieb, Ms. Johnson, Mr. Krein, Mr. Ramirez, MLY Holdings Corp., Mr. Kieffer, Mr. Roos, Mr. Samra and Mr. Kane each granted an irrevocable voting proxy with respect to all of the shares of our common stock he or she has acquired from us and any shares he or she may acquire from us in the future to the stockholders committee as described in footnote 2 above. Each retains investment power with respect to the shares of our common stock he or she holds, which are the shares reflected in the row applicable to each person. Certain shares belonging to Mr. Daley, Ms. Johnson, Mr. Ramirez and Mr. Roos are not subject to the stockholders agreement.
(4)     Does not include outstanding performance share units (“PSUs”) held by each of Mr. Colson, Mr. Gottlieb and Mr. Krein that are subject to future vesting to the extent that certain service conditions and performance objectives are achieved. 94,187 PSUs are held by each of Mr. Colson and Mr. Gottlieb, and 42,796 PSUs are held by Mr. Krein.
(5)    Includes 200 shares of Class A common stock held by Mr. Daley’s daughter.
(6)    Includes the shares of Class A common stock underlying restricted stock units granted to our non-employee directors. The underlying shares will be delivered on the earlier to occur of (i) a change in control of Artisan and (ii) assuming the restricted stock units have vested, the termination of such person’s service as a director. Restricted stock units do not have voting rights.
(7)    Includes (i) 50,113 restricted stock units, (ii) 621,002 shares of Class C common stock held by a revocable trust and (iii) 621,000 shares of Class C common stock held by annuity trusts. Mr. Barger is a trustee of each trust and has voting and investment authority over the shares held by the trusts.
(8)     Includes (i) 40,910 restricted stock units, 32,803 of which are held for the benefit of the managing directors of the general partner of Sutter Hill Ventures, (ii) 22,411 shares of Class A common stock held by a trust of which Mr. Coxe is a co-trustee and beneficiary, (iii) 50,000 shares of Class A common stock held by a limited partnership of which Mr. Coxe is a trustee of a trust that is the general partner, (iv) 50,000 shares of Class A common stock held directly by Mr. Coxe, (v) 50,000 shares of Class A common stock held by a profit sharing plan for the benefit of Mr. Coxe and (vi) 98,000 shares of Class A common stock held by Mr. Coxe's spouse.
(9)     Includes (i) 54,200 restricted stock units, (ii) 20,308 shares of Class A common stock held by a charitable trust and (iii) 50,770 shares of Class A common stock held by a living trust. Ms. DiMarco is a trustee of each trust and has voting and investment authority over the shares held by the trusts.
(10)    Includes 50,113 restricted stock units.
(11)    Includes 5,953 restricted stock units.
(12)     Includes 48,195 restricted stock units. The Class C shares reflected in the row applicable to Mr. Ziegler individually are owned by Artisan Investment Corporation. Mr. Ziegler and Carlene M. Ziegler, who are married to each other, control Artisan Investment Corporation.
(13)     MLY Holdings Corp. is a Delaware corporation through which Mark L. Yockey holds his shares of Class B common stock. Mr. Yockey is the sole director of MLY Holdings Corp.
(14)     This information has been derived from the Schedule 13G filed with the SEC on February 14, 2022 by Kayne Anderson Rudnick Investment Management LLC which states that Kayne Anderson Rudnick Investment Management had sole voting power over 2,698,251 shares, sole dispositive power over 2,994,173 shares and shared voting and dispositive power over 796,925 shares of Class A common stock as of December 31, 2021. The address of Kayne Anderson Rudnick Investment Management is 1800 Avenue of the Stars, Los Angeles, California, 90067.
(15)     This information has been derived from the Schedule 13G filed with the SEC on February 9, 2022 by The Vanguard Group, Inc. which states that Vanguard Group had sole voting power over zero shares, shared voting power over 112,438 shares, sole dispositive power over 5,870,521 shares, and shared dispositive power over 170,183 shares of Class A common stock as of December 31, 2021. The address of the Vanguard Group is 100 Vanguard Blvd, Malvern, Pennsylvania, 19355.
(16)     This information has been derived from the Schedule 13G filed with the SEC on February 3, 2022 by BlackRock Inc. which states that BlackRock had sole voting power over 4,822,398 shares and sole dispositive power over 5,035,039 shares of Class A common stock as of December 31, 2021. The address of Blackrock Inc. is 55 East 52nd Street, New York, NY 10055.

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Item 402 of Regulation S-K.
We urge you to read the Compensation Discussion and Analysis section of this proxy statement for a comprehensive discussion of our executive compensation philosophy and approach, as well as the 2021 compensation decisions for our named executive officers.
Because your vote is advisory, it will not be binding on the Company or our Board. However, our Board and the Compensation Committee will review the voting results and consider the outcome of the vote when making future decisions regarding our executive compensation program.
Accordingly, we ask our stockholders to approve the following resolution regarding our executive compensation program.
“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”
RECOMMENDATION OF THE BOARD
The Board recommends that you vote FOR the proposal to approve the named executive officer compensation awarded to our named executive officers as disclosed in this proxy statement.
Proposal 3: Advisory Vote on the Frequency of the Named Executive Officer Compensation Advisory Vote
As required by Section 14A of the Exchange Act, the Company is asking stockholders to vote, on a nonbinding, advisory basis, on the recommended frequency for holding future stockholder advisory votes on named executive officer compensation. Stockholders may indicate whether they would prefer that we conduct future advisory votes on named executive officer compensation once every one, two or three years. Although this vote is nonbinding, the Compensation Committee and the Board of Directors value the views of our stockholders and will consider, among other factors, the outcome of this vote when determining the frequency of future advisory votes on named executive officer compensation.
After careful consideration, the Board has determined that a stockholder advisory vote on named executive officer compensation every one year is the most appropriate frequency for the Company at this time. An annual advisory vote provides a forum for our stockholders to provide us with input on our executive compensation program on a more timely basis. In addition, an annual advisory vote is consistent with the Company's practices with respect to engaging in discussion with our stockholders on corporate governance matters and our executive compensation philosophy and approach.
Stockholders last voted on the frequency of the executive compensation advisory vote in 2016, with the majority voting to hold such vote every three years, which has been our practice since that time. As is required by SEC rules, we will hold an advisory vote on the frequency of the executive compensation advisory vote every six years, which means we expect the next such vote to be held no later than at our 2028 Annual Meeting of Stockholders.

RECOMMENDATION OF THE BOARD
The Board recommends that you vote for a frequency of every ONE YEAR for the stockholder advisory vote on named executive officer compensation.
Relationships and Related Party Transactions
TRANSACTIONS IN CONNECTION WITH OUR IPO
In March 2013, in connection with our IPO, we entered into the agreements described below with the limited partners of Artisan Partners Holdings, including the following persons and entities:
▪Those of our currently-serving executive officers who own Class B common units of Artisan Partners Holdings.
▪Artisan Investment Corporation (“AIC”), an entity controlled by Andrew A. Ziegler, one of our directors, and Carlene M. Ziegler who together founded the Company. AIC owns all of the Class D common units of Artisan Partners Holdings.
▪Private equity funds (the “H&F holders”) controlled by Hellman & Friedman LLC (“H&F”). Matthew R. Barger, one of our directors, is a senior advisor of H&F. The H&F holders no longer own any units of Artisan Partners Holdings or, to our knowledge, any shares of our common stock.
▪Mr. Barger, who owns Class A common units of Artisan Partners Holdings.
▪Two trusts of which Tench Coxe, one of our directors, is a co-trustee.
▪Several other persons or entities who own Class A common units of Artisan Partners Holdings and greater than 5% of the outstanding shares of our Class C common stock.
▪Several of our employees, or entities controlled by an employee, who own (or owned) Class B common units of Artisan Partners Holdings and greater than 5% of the outstanding shares of our Class B common stock.
The rights of each of the persons and entities listed above under the agreements discussed below are, in general, the same as the rights of each other holder of the same class of partnership units. So, for instance, the rights of our currently-serving executive officers that are holders of Class B common units, under the exchange, registration rights, partnership and tax receivable agreements described below are, in general, the same as the rights of each other holder of Class B common units. The descriptions of the transactions and agreements below, including the rights and ownership interests of the persons and entities listed above, are as of April 8, 2022, unless otherwise indicated.
Exchange Agreement
Under the exchange agreement, subject to certain restrictions (including those intended to ensure that Artisan Partners Holdings is not treated as a “publicly traded partnership” for U.S. federal income tax purposes), holders of partnership units have the right to exchange common units (together with an equal number of shares of our Class B common stock or Class C common stock, as applicable) for shares of our Class A common stock on a one-for-one basis. A partnership unit cannot be exchanged for a share of our Class A common stock without a share of our Class B common stock or Class C common stock, as applicable, being delivered together at the time of exchange for cancellation.
Holders of partnership units have the right to exchange units in a number of circumstances that are generally based on, but in several respects are not identical to, the “safe harbors” contained in the U.S. Treasury Regulations dealing with publicly traded partnerships. In accordance with the terms of the exchange agreement, partnership units are exchangeable: (i) in connection with the first underwritten offering in any calendar year pursuant to the resale and registration rights agreement; (ii) on a specified date each fiscal quarter; (iii) in connection with the holder’s death, disability or mental incompetence; (iv) as part of one or more exchanges by the holder and any related persons during any 30-calendar day period representing in the aggregate more than 2% of all outstanding partnership units (generally disregarding interests held by us); (v) if the exchange is of all of the partnership units held by AIC in a single transaction; (vi) in connection with a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock that is effected with the consent of our Board or in connection with certain mergers, consolidations or other business combinations; or (vii) if we permit the exchanges after determining that Artisan Partners Holdings would not be treated as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code as a result. We may provide for exchanges in addition to the exchanges that holders of partnership units are entitled to under the exchange agreement.
As the holders of limited partnership units exchange their units for Class A common stock, we receive a number of general partnership units, or GP units, of Artisan Partners Holdings equal to the number of shares of our Class A common stock that they receive, and an equal number of limited partnership units are canceled.
From January 1, 2021 through April 8, 2022, holders of Class A, Class B and Class E common units exchanged an aggregate of 2,239,127 units for Class A common stock, and an equal number of shares of our Class B or Class C common stock, as applicable, were canceled.
Resale and Registration Rights Agreement
Under the resale and registration rights agreement, we have provided the holders of partnership units with certain registration rights. We have also established certain restrictions on the timing and manner of resales of Class A common stock received upon exchange of partnership units. In general, our Board may waive or modify the restrictions on resale described below.
We were required to file, and use our reasonable best efforts to cause the SEC to declare effective, two registration statements: (i) an exchange shelf registration statement registering all shares of our Class A common stock and convertible preferred stock to be issued upon exchange of partnership units, and (ii) a shelf registration statement registering secondary sales of Class A common stock issuable upon exchange of units or conversion of convertible preferred stock by AIC and the H&F holders, as applicable.
As of April 8, 2022, AIC owned 3,455,973 Class D common units exchangeable for an equal number of shares of our Class A common stock. There is no limit on the number of shares of our Class A common stock AIC may sell. AIC has the right to use the resale shelf registration statement to sell shares of Class A common stock, including the right to an unrestricted number of brokered transactions and, subject to certain limitations and qualifications, marketed and unmarketed underwritten shelf takedowns.
As of April 8, 2022, our initial outside investors who are holders of Class A common units owned an aggregate of 4,472,932 Class A common units exchangeable for an equal number of shares of our Class A common stock. There is no limit on the number of shares of our Class A common stock the holders of Class A common units may sell.
As of April 8, 2022, our employee-partners owned an aggregate of 3,111,745 Class B common units. Historically, under the resale and registration rights agreement, our employee-partners were generally permitted to sell, in each 12-month period, up to (i) a number of shares of our Class A common stock representing 15% of the aggregate number of Class B common units and shares of Class A common stock received upon exchange of such units, held as of the first day of that period or, (ii) if greater, shares of our Class A common stock having a market value as of the time of sale of $250,000, as well as, in either case, the number of shares such holder could have sold in any prior period or periods (the "original liquidity rule"). Pursuant to a waiver granted by the Board in 2018, certain portfolio managers and our Chief Executive Officer became eligible to sell 20% of their Class B common units and shares of Class A common stock received upon exchange of such units in each of 2018, 2019, 2020, 2021 and 2022. In January 2022, the Board approved a revised liquidity schedule for all other employee-partners such that in each of 2022, 2023 and 2024, each of these employee-partners can sell the greater of (i) the number of shares they could have sold under the original liquidity rule and (ii) a number of shares of Class A common stock representing one-third of the aggregate number of their restricted Class B common units and shares of Class A common stock received upon exchange of such units, plus any shares of Class A common stock that could have been sold in prior periods. Units sold by employee-partners in connection with underwritten offerings or otherwise redeemed by us are included when calculating the maximum number of shares each employee-partner is permitted to sell in any one-year period. Our Board may waive or modify the resale limitations described in this paragraph.
Upon termination of employment, an employee-partner’s Class B common units are exchanged for Class E common units; the employee-partner’s shares of Class B common stock are canceled; and we issue the former employee-partner a number of shares of Class C common stock equal to the former employee-partner’s number of Class E common units. Class E common units are exchangeable for Class A common stock subject to the same restrictions and limitations on exchange applicable to the other common units of Holdings. As of April 8, 2022, former employee-partners owned an aggregate of 1,197,712 Class E common units.
If an employee-partner’s employment was terminated as a result of retirement, death or disability, the employee-partner or his or her estate may (i) as of and after the time of termination of employment, sell (A) a number of shares of our Class A common stock up to one-half of the employee-partner’s aggregate number of common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of employment or, (B) if greater, shares of our Class A common stock having a market value as of the time of sale of up to $250,000, and (ii) as of and after the first anniversary of the termination, the person’s remaining shares of our Class A common stock received upon exchange of common units. Retirement, for these purposes, generally requires that the employee-partner have provided ten years of service or more at the date of retirement and offered one year’s notice (or eighteen months’ notice in the case of employee-partners who are portfolio managers or executive officers) of retirement, subject to our right to accept a shorter period of notice.
If an employee-partner resigns or is terminated involuntarily, the employee-partner may in each 12-month period following the third, fourth, fifth and sixth anniversary of the termination, sell a number of shares of our Class A common stock up to one-fourth of the employee-partner’s aggregate number of common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of his or her employment (as well as the number of shares such employee-partner could have sold in any previous period or periods but did not sell in such period or periods).
We have paid and will continue to pay all expenses incident to our performance of any registration or marketing of securities pursuant to the resale and registration rights agreement, including reasonable fees and out-of-pocket costs and expenses of selling stockholders. We have also agreed to indemnify any selling stockholder, solely in their capacity as selling stockholders, against any losses or damages resulting from any untrue statement, or omission of material fact in any registration statement, prospectus or free writing prospectus pursuant to which they may sell shares of our Class A common stock, except to the extent the liability arose from their misstatement or omission of a material fact, in which case they have similarly agreed to indemnify us.

Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings
As a holding company, we conduct all of our business activities through our direct subsidiary, Artisan Partners Holdings, an intermediate holding company, which wholly owns Artisan Partners Limited Partnership, our principal operating subsidiary. The rights and obligations of Artisan Partners Holdings’ partners are set forth in its amended and restated limited partnership agreement.
As the general partner of Artisan Partners Holdings, we control its business and affairs and are responsible for the management of its business, subject to the voting rights of the limited partners as described below. No limited partners of Artisan Partners Holdings, in their capacity as such, have any authority or right to control the management of Artisan Partners Holdings or to bind it in connection with any matter.
Artisan Partners Holdings has outstanding GP units and common units. Net profits and net losses and distributions of profits of Artisan Partners Holdings are allocated and made to partners pro rata in accordance with the number of partnership units they hold. Artisan Partners Holdings is obligated to distribute to us and its other partners cash payments for the purposes of funding tax obligations of ours and theirs as partners of Artisan Partners Holdings. In order to make a share of our Class A common stock represent the same percentage economic interest, disregarding corporate-level taxes and payments with respect to the tax receivable agreements, in Artisan Partners Holdings as a common unit of Artisan Partners Holdings, we always hold a number of GP units equal to the number of shares of Class A common stock issued and outstanding.
As the general partner of Artisan Partners Holdings, we hold all GP units and control the business of Artisan Partners Holdings. Our approval, acting in our capacity as the general partner, along with the approval of holders of a majority of each class of limited partnership units (except the Class E common units), voting as a separate class, will be required to engage in a material corporate transaction; with certain exceptions, redeem or reclassify partnership units or interests in any subsidiary, issue additional partnership units or interests in any subsidiary, or create additional classes of partnership units or interests in any subsidiary; or make any in-kind distributions. If any of the foregoing affects only certain classes of partnership units, only the approval of us and the affected classes would be required. The approval rights of each class of partnership units will terminate when the holders of the respective class of units directly or indirectly cease to own units constituting at least 5% of the outstanding units of Artisan Partners Holdings.
The amended and restated limited partnership agreement may be amended with the consent of the general partner and the holders of a majority of the Class A common units, Class B common units and Class D common units, each voting as a separate class, provided that the general partner may, without the consent of any limited partner, make amendments that do not materially and adversely affect any limited partners. To the extent any amendment materially and adversely affects only certain classes of limited partners, only the holders of a majority of the units of the affected classes have the right to approve such amendment.
Artisan Partners Holdings will indemnify AIC, as its former general partner, us, as its current general partner, the former members of its pre-IPO advisory committee, the members of our stockholders committee and our directors and officers against any losses, damages, costs or expenses (including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative (including any action by or on behalf of Artisan Partners Holdings) arising as a result of the capacities in which they serve or served Artisan Partners Holdings to the maximum extent that any of them could be indemnified if Artisan Partners Holdings were a Delaware corporation and they were directors of such corporation. In addition, Artisan Partners Holdings will pay the costs or expenses

(including reasonable attorneys’ fees) incurred by the indemnified parties in advance of a final disposition of such matters so long as the indemnified party undertakes to repay the expenses if the party is adjudicated not to be entitled to indemnification.
Artisan Partners Holdings will also indemnify its officers and employees and officers and employees of its subsidiaries against any losses, damages, costs or expenses (including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative arising as a result of their being an employee of Artisan Partners Holdings (or their serving as an officer or fiduciary of any of Artisan Partners Holdings’ subsidiaries or benefit plans or any entity of which Artisan is sponsor or adviser), provided that no employee will be indemnified or reimbursed for any claim, obligation or liability adjudicated to have arisen out of or been based upon such employee’s intentional misconduct, gross negligence, fraud or knowing violation of law.
Stockholders Agreement
Our employees (including all of our employee-partners) to whom we have granted equity have entered into a stockholders agreement pursuant to which they granted an irrevocable voting proxy with respect to all shares of our common stock they have acquired from us and any shares they may acquire from us in the future to a stockholders committee currently consisting of Eric R. Colson (Director and Chief Executive Officer), Charles J. Daley, Jr. (Executive Vice President, Chief Financial Officer and Treasurer) and Gregory K. Ramirez (Executive Vice President). Any shares of our common stock that we issue to our employees in the future will be subject to the stockholders agreement so long as the agreement has not been terminated. Shares subject to the stockholders agreement will be voted in accordance with the majority decision of the three members of the stockholders committee. As of April 8, 2022, shares subject to the stockholders agreement represented 12.6% of the combined voting power of our common stock.
The members of the stockholders committee must be Artisan employees and holders of shares subject to the agreement. If a member of the stockholders committee ceases to act as a member of the committee, our Chief Executive Officer (if he or she is a holder of shares subject to the stockholders agreement and is not already a member of the committee) will become a member of the committee. Otherwise, the two remaining members of the stockholders committee will jointly select a third member of the committee. Each member of the stockholders committee is entitled to indemnification from Artisan in his or her capacity as a member of the committee.
The stockholders agreement provides that in connection with our election of directors, the members of the stockholders committee will vote the shares subject to the agreement in support of the following:
▪Matthew R. Barger, or, unless Mr. Barger is removed from the Board for cause, a successor selected by Mr. Barger who holds Class A common units, so long as the holders of the Class A common units beneficially own at least 5% of our outstanding capital stock. As of April 8, 2022, the holders of the Class A common units beneficially owned approximately 5.6% of our outstanding capital stock.
▪A director nominee, initially Mr. Colson, designated by the stockholders committee who is an employee-partner.
Under the terms of the stockholders agreement, we are required to use our best efforts to elect the nominees described above, which efforts must include soliciting proxies for, and recommending that our stockholders vote in favor of, the election of each. Other than as provided above, under the terms of the stockholders agreement, the stockholders committee may in its discretion vote, or abstain from voting, all or any of the shares subject to the agreement on any matter on which holders of shares of our common stock are entitled to vote. The committee is specifically authorized to vote for its members as directors under the terms of the stockholders agreement.
If and when the stockholders committee is no longer obligated to vote in favor of a director nominee who is a Class A common unit holder, parties to the stockholders agreement holding at least two-thirds of the shares subject to the agreement may terminate the agreement.
Tax Receivable Agreement (Exchanges)
We are party to a tax receivable agreement with each current or former holder of limited partnership units or their assignees (the “TRA”) that generally provides for the payment by us to each of them or their assignees of 85% of the applicable cash savings, if any, of U.S. federal, state and local income taxes that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) certain tax attributes of partnership units sold to us or exchanged (for shares of Class A common stock or other consideration) and that are created as a result of such sales or exchanges, and (ii) tax benefits related to imputed interest.
For purposes of this TRA, cash savings in tax are calculated by comparing our actual income tax liability to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the TRA, unless certain assumptions apply. The TRA will continue until all tax benefits have been utilized or expired, unless we exercise our right to terminate the agreement or we materially breach any of our material obligations under the agreement, in which cases our obligations under the agreement will accelerate. The actual increase in tax basis, as well as the amount and timing of any payments under this agreement, will vary depending upon a number of factors, including the timing of purchases or exchanges of partnership units, the price of our Class A common stock at the time of such purchases or exchanges, the extent to which such transactions are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the TRA constituting imputed interest or depreciable or amortizable basis. In addition, in the case of a change of control, our obligations will be based on different assumptions that may affect the amount of the payments required under the TRA.
As of December 31, 2021, we recorded a $418.3 million liability, representing amounts payable under the TRA equal to 85% of the tax benefit we expect to realize from our purchase of Class A common units in connection with the IPO; our purchase of common units since the IPO; and the exchanges made by certain limited partners pursuant to the exchange agreement. The amount assumes no material changes in the related tax law and that we earn sufficient taxable income to realize all tax benefits subject to the TRA. Additional purchases or exchanges of units of Artisan Partners Holdings will cause the liability to increase.
During 2021, we made payments under the TRA totaling approximately $30.3 million in the aggregate. Of that amount, $5.7 million was paid to certain of our directors or entities associated with certain directors that hold or held Class C common stock; $8.2 million was paid to our employee-partners, of which $5.4 million was paid to certain of our currently-serving executive officers and several employee-partners, or entities controlled by employee-partners, who own greater than 5% of the outstanding shares of our Class B common stock; and $1.6 million to other persons or entities who own Class A or Class E common units of Artisan Partners Holdings and greater than 5% of the outstanding shares of our Class C common stock.
Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the TRA, we expect that the reduction in tax payments for us associated with (i) the purchase or exchange of partnership units from March 2013 through December 31, 2021; and (ii) projected future purchases or exchanges of partnership units would aggregate to approximately $650.6 million over generally a minimum of 15 years, assuming the future purchases or exchanges described in clause (ii) occurred at a price of $47.64 per share of our Class A common stock, which was the closing price of our Class A common stock on December 31, 2021.
Under such scenario we would be required to pay the other parties to the TRA 85% of such amount, or approximately $586.8 million, over generally a minimum of 15 years. The actual amount may materially differ from this hypothetical amount, as potential future reductions in tax payments for us and TRA payments by us will be calculated using the market value of our Class A common stock at the time of purchase or exchange and the prevailing tax rates applicable to us over the life of the TRA and will be dependent on us generating sufficient future taxable income to realize the benefit.
MARCH 2021 COORDINATED OFFERING
In March 2021, we entered into partnership unit purchase agreements with limited partners who elected to sell partnership units to us. Under those agreements, we used the net proceeds of our issuance of 963,614 shares of our Class A common stock in March 2021 to purchase 963,614 common units from certain employee-partners of Artisan Partners Holdings LP, including an executive officer and several employee-partners, or entities controlled by employee-partners, who owned greater than 5% of the outstanding shares of our Class B common stock. We purchased the units at a price equal to $48.69 per unit.
INDEMNIFICATION AGREEMENTS
We have entered into an indemnification agreement with each of our executive officers, directors and the members of our stockholders committee that provides, in general, that we will indemnify them to the fullest extent permitted by Delaware law in connection with their service in such capacities. Due to the nature of the indemnification agreements, they are not the type of agreements that are typically entered into with or available to unaffiliated third parties.
INVESTMENTS IN OUR FUNDS
Our directors, executive officers and eligible employees, or entities that each may own or control, may invest in Artisan-sponsored private funds ("Artisan Private Funds"). The opportunity to make these investments is generally available to employees whom we have determined have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws.

We encourage our directors, executive officers and certain eligible employees to make such investments because we believe it further aligns their interests with those of our clients and firm, and demonstrates their conviction in our investment strategies. Furthermore, we often rely upon these investments to provide seed capital that supports the launch of new strategies and products. These investments are generally entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for investments made by similarly situated investors and shareholders, except that, as is common in the investment management industry, we typically do not charge management or incentive fees or make incentive allocations on seed capital investments in Artisan Private Funds.
From January 1, 2021 through March 1, 2022, our directors and executive officers, and, in some cases, entities that each may own or control, invested an aggregate amount of $20,450,000 in Artisan Private Funds.
Our directors, executive officers and employees may also invest in our mutual funds or Artisan-branded collective investment trusts. These investments are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for investments made by similarly situated investors and shareholders.

From time to time, Artisan Partners may facilitate the aggregation of third party investments, including investments made by directors, executive officers and eligible employees, in private investment opportunities. Artisan Partners may play an immaterial administrative role in connection with such investments but does not have any authority or control over investment decisions. Artisan Partners does not collect any fees for the administrative services it provides in connection with such investments.
REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
We have adopted a written policy regarding the approval of any transaction or series of transactions in which we are a participant, the amount involved exceeds $120,000, and a “related party” (a director, director nominee, executive officer, or a person known to us to be the beneficial owner of more than 5% of any class of our voting securities, or any immediate family member of any of the foregoing) has a direct or indirect material interest (a “related party transaction”). Under the policy, all potential related party transactions must be brought to the attention of the Chief Legal Officer who will evaluate the facts and circumstances of the transaction and determine whether it constitutes a related party transaction. If the Chief Legal Officer determines that a transaction is a related party transaction, the material terms of the transaction will be presented for consideration and approval or ratification at the Audit Committee's next regularly scheduled meeting. If the Chief Legal Officer determines that it is impractical or undesirable to wait until the next Audit Committee meeting, the matter will be presented to the Chair of the Audit Committee for review and approval or ratification on behalf of the Audit Committee. Any related party transaction approved or ratified by the Chair will be reported to the Audit Committee at its next regularly scheduled meeting. The Chief Legal Officer may also determine to submit the related party transaction to the disinterested and independent members of the Board for review and approval or ratification.
A related party transaction may be approved or ratified if, after considering all relevant factors, it is determined in good faith that the transaction is not inconsistent with the best interests of the Company and its stockholders. When reviewing a related party transaction that commenced without approval, all available options, including ratification, amendment and termination of the transaction, will be considered. Under the policy, any director who has an interest in a related party transaction will recuse himself or herself from any formal action with respect to the transaction as deemed appropriate by the Audit Committee or the disinterested and independent members of the Board.
Audit Committee Report
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The duties and responsibilities of the Audit Committee are more fully described in the committee’s written charter, which is available under the Corporate Governance link on our website at www.apam.com.
The Audit Committee consists of Saloni S. Multani (Chair), Matthew R. Barger and Jeffrey A. Joerres. The Board has determined that each member of the Audit Committee is “independent” and financially literate, and that each member has accounting or other related financial management expertise, in each case as such qualifications are defined under NYSE listing standards and the SEC, and as interpreted by the Board in its business judgment. The Board has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2021.
The Audit Committee has discussed with the Company’s independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received the written disclosures and letter from PricewaterhouseCoopers as required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers’ communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence.
Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
Submitted by the Audit Committee of the Board of Directors:

Saloni S. Multani, Chair
Matthew R. Barger
Jeffrey A. Joerres

Proposal 4: Ratification of the Appointment of PricewaterhouseCoopers LLP for the Fiscal Year Ending December 31, 2022
Our Audit Committee, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and the Board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting.
PricewaterhouseCoopers LLP has audited our financial statements since 2011 and has audited the financial statements of Artisan Partners Holdings since 1995, and is considered by our Audit Committee to be well qualified. Our organizational documents do not require that our stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment, but may still retain PricewaterhouseCoopers LLP.
Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.
RECOMMENDATION OF THE BOARD
The Board and the Audit Committee recommend that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP as of and for the fiscal years ended December 31, 2021 and 2020 are set forth below. The aggregate fees included in the Audit Fees and the Audit-Related Fees categories are fees for services performed for those fiscal years. The aggregate fees included in the Tax Fees and All Other Fees categories are fees for services performed in those fiscal years.

	Fiscal Year 2021	Fiscal Year 2020
Audit Fees	$1,168,900	$1,068,500
Audit Related Fees (1)	471,200	350,400
Tax Fees (2)	974,400	816,900
All Other Fees	3,600	4,500
Total	$2,618,100	$2,240,300
(1)    For the years ended December 31, 2021 and 2020, audit-related fees includes $300,000 and $187,000, respectively, for audit services provided to our sponsored investment products, including consolidated investment products.
(2)    Tax fees for the years ended December 31, 2021 and 2020, includes $276,000 and $214,000, respectively, of fees related to tax return compliance and preparation. For the years ended December 31, 2021 and 2020, tax fees also includes $202,000 and $154,000, respectively, of fees for tax services provided to our sponsored investment products, including consolidated investment products.
Audit Fees for the fiscal years ended December 31, 2021 and 2020 were for professional services rendered for the audits of our annual financial statements, reviews of quarterly financial statements and services that are customarily provided in connection with statutory or regulatory filings.

Audit-Related Fees for the fiscal years ended December 31, 2021 and 2020 were for consultations related to the accounting or disclosure treatment of transactions, audit services provided to our sponsored investment products, and attest services related to our compliance with the Global Investment Performance Standards (GIPS). Audit-Related Fees for the fiscal year ended December 31, 2020 includes fees for the review of a registration statement filed with the SEC.
Tax Fees for the fiscal years ended December 31, 2021 and 2020 were for domestic and foreign tax return compliance, including review of partner capital accounts, and consultations related to technical interpretations, applicable laws and regulations and tax accounting.
Other Fees for the fiscal years ended December 31, 2021 and 2020 were license fees for professional publications.
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES
The Audit Committee is required to pre-approve, or adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent auditors. The Audit Committee will typically pre-approve specific types of audit, audit-related, tax and other services on an annual basis, and pre-approves all other services on an individual basis throughout the year as the need arises. The Audit Committee has delegated to its chair the authority to pre-approve independent auditor engagements between meetings of the Audit Committee. Any such pre-approvals will be reported to the entire Audit Committee at its next regular meeting.
All services for fiscal years 2021 and 2020 were pre-approved by the Audit Committee. In all cases, the Audit Committee concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence.
Additional Information
This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available on our transfer agent’s website at www.astproxyportal.com/ast/18158. Stockholders are directed to the 2021 Form 10-K for financial and other information about us. The 2021 Form 10-K is not part of this proxy statement and does not form any part of the material for the solicitation of proxies.
We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our website at www.apam.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including this proxy statement and our 2021 Form 10-K, without charge to any stockholder upon request made to Artisan Partners Asset Management Inc., 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, Attn: Investor Relations, telephone: (866) 632-1770, e-mail: ir@artisanpartners.com.
Additional information about the Company, including the charters of our standing committees, our Corporate Governance Guidelines and our Code of Business Conduct, can be found on our website at www.apam.com. We will provide a printed copy of these documents to stockholders upon request.

Annex A

NON-GAAP RECONCILIATIONS
Our management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of our business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense related to market valuation changes in compensation plans, (3) net investment gain (loss) of investment products,
(4) the remeasurement of deferred taxes and, for certain historical periods as indicated, (5) pre-offering relating compensation and offering-related proxy expense. These adjustments also remove the non-operational complexities of our structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide meaningful information to analyze our profitability and efficiency between periods and over time. We have included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Our non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. Our non-GAAP measures that are presented herein are as follows:
▪Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense related to market valuation changes in compensation plans, (3) net investment gain (loss) of investment products, and (4) the remeasurement of deferred taxes. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state, and local income statutory tax rates. The adjusted tax rate was 24.7% for the years ended December 31, 2021 and 2020.
▪Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
▪Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans and, for certain historical periods, excludes offering related proxy expense and pre-offering related compensation.
▪Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income and adjusted net income. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated investment products and nonconsolidated investment products, including investments held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business.
The following tables are reconciliations between the presented non-GAAP measures and the most directly comparable U.S. GAAP measures. These measures are also described in the Company's Form 10-K for the year indicated.

	For the Years Ended December 31,
	2021	2020
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$336.5	$212.6
Add back: Net income attributable to noncontrolling interests - APH	96.9	81.1
Add back: Provision for income taxes	107.1	60.8
Add back: Compensation expense related to market valuation changes in compensation plans	0.3	—
Add back: Net (gain) loss on the tax receivable agreements	(0.4)	4.7
Add back: Net investment (gains) loss of investment products attributable to APAM	(9.3)	(10.3)
Less: Adjusted provision for income taxes	131.2	86.2
Adjusted net income (Non-GAAP)	$399.9	$262.7

Adjusted shares outstanding
Class A common shares	59.9	55.6
Assumed vesting or exchange of:
Unvested restricted share-based awards	5.4	5.4
Artisan Partners Holdings LP units outstanding (non-controlling interest)	14.2	17.9
Adjusted shares	79.5	78.9

Basic earnings per share (GAAP)	$5.10	$3.40
Diluted earnings per share (GAAP)	$5.09	$3.40
Adjusted net income per adjusted share (Non-GAAP)	$5.03	$3.33

Operating income (GAAP)	$540.5	$358.3
Add back: Compensation expense related to market valuation changes in compensation plans	0.3	—
Adjusted operating income (Non-GAAP)	$540.8	$358.3

Operating expense (GAAP)	$686.7	$541.3
Add back: Compensation expense related to market valuation changes in compensation plans	0.3	—
Adjusted operating expense (Non-GAAP)	$686.4	$541.3

Operating margin (GAAP)	44.0%	39.8%
Adjusted operating margin (Non-GAAP)	44.1%	39.8%

	For the Years Ended December 31,
	2019	2018	2017	2016	2015	2014
Operating income (GAAP)	$283.5	$304.9	$286.4	$234.2	$282.4	$306.9
Add back: Pre-offering related compensation - share-based awards	—	—	12.7	28.1	42.1	64.7
Add back: Offering related proxy expense	—	—	—	—	—	0.1
Adjusted operating income (Non-GAAP)	$283.5	$304.9	$299.1	$262.3	$324.5	$371.7

Operating margin (GAAP)	35.5%	36.8%	36.0%	32.5%	35.1%	37.0%
Adjusted operating margin (Non-GAAP)	35.5%	36.8%	37.6%	36.4%	40.3%	44.9%

OTHER DISCLOSURES
We measure the results of our "composites", which represent the aggregate performance of all discretionary client accounts, including pooled funds, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 10% of our assets under management at December 31, 2021, are maintained in separate composites, which are not presented herein). Composites / Indexes used for investment performance calculations are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Discovery / Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Non-U.S. Small-Mid Growth Strategy-MSCI ACWI ex-USA Small Mid Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-ICE BofA ML High Yield Master II Index; Credit Opportunities Strategy-ICE BofA U.S. Dollar LIBOR 3-month Constant Maturity; Antero Peak Strategy / Antero Peak Hedge Strategy / Select Equity Strategy-S&P 500® Index; Artisan International Small Cap Value-MSCI All Country World Ex USA Small Cap Index; Artisan China Post-Venture-MSCI China SMID Cap Index; Artisan Floating Rate-Credit Suisse Leveraged Loan Total Return Index. The High Income strategy holds loans and other security types that are not included in its benchmark, which, at times, causes material differences in relative performance. The Credit Opportunities strategy is benchmark agnostic and has been compared to the ICE BofA US Dollar LIBOR 3-month Constant Maturity Index, which is the market index used by Company’s management to evaluate the performance of the strategy. The Antero Peak and Antero Peak Hedge strategies' investments in initial public offerings (IPOs) made a material contribution to performance. IPO investments may contribute significantly to a small portfolio's return, an effect that will generally decrease as assets grow. IPO investments may be unavailable in the future. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan composite or a market index.

ANNUAL MEETING OF STOCKHOLDERS OF

ARTISAN PARTNERS ASSET MANAGEMENT INC.

June 2, 2022

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20830403000000000000 0 060222

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS 2 AND 4, AND FOR "1 YEAR" ON PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Jennifer A. Barbetta
- ○ Matthew R. Barger
- ○ Eric R. Colson
- ○ Tench Coxe
- ○ Stephanie G. DiMarco
- ○ Jeffrey A. Joerres
- ○ Saloni S. Multani
- ○ Andrew A. Ziegler

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Proposal	FOR	AGAINST	ABSTAIN
2. Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐

Proposal	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
3. Advisory Vote on Frequency of Executive Compensation Advisory Vote.	☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2 and 4, and for "1 YEAR" on Proposal 3.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐

ARTISAN PARTNERS ASSET MANAGEMENT INC.
Proxy for Annual Meeting of Stockholders on June 2, 2022 Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Sarah A. Johnson and Charles J. Daley, Jr., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of the Company’s common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of ARTISAN PARTNERS ASSET MANAGEMENT INC., to be held at 9:00 a.m. PT on June 2, 2022, via live webcast at https://web.lumiagm.com/223044778 (password: ), and at any adjournments or postponements thereof, as indicated on the reverse side:
(Continued and to be signed on the reverse side.)

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